SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 19, 2018

Dear Fellow Shareholder,

I am pleased to invite you to attend the Unitil Corporation Annual Meeting of Shareholders. The meeting will be held on Wednesday, April 25, 2018, at 11:30 a.m., at the Company’s corporate headquarters, 6 Liberty Lane West, Hampton, New Hampshire. This year, we are asking shareholders to vote on the election of one director, and on the ratification of the selection of independent registered public accountants. Also this year, shareholders will be presented with an advisory vote on executive compensation.

Your vote is very important. I encourage you to vote to ensure that your voice is represented at the meeting, and to play a part in the future of the Company. The enclosed proxy materials provide important information about the Company to assist you with your voting decisions, as well as instructions to submit your vote.

I would like to thank you for choosing to invest in Unitil Corporation. The Company’s vision statement and philosophy reflect our deep commitment to our shareholders, customers, local communities and partners. We provide more than just electricity and gas services and products. Our talented and dedicated people are proud to provide for the necessities of life with the safe and reliable delivery of natural gas and electricity throughout New England. Energy for life is the statement of pride and commitment that we use to describe this philosophy.

On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2018.

Sincerely,

Robert G. Schoenberger

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire March 19, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors and management of Unitil Corporation (the “Company”) is pleased to invite you to attend the 2018 Annual Meeting of Shareholders, which will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Wednesday, April 25, 2018, at 11:30 A.M. for the following purposes:

1.	Election of one Director of the Company, nominated by the Board of Directors, to serve a three-year term;

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	Transaction of any other business as may properly be brought before the meeting.

The Board of Directors set February 16, 2018 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting or at any adjournments or postponements of the meeting. The Board of Directors has directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 25, 2018 This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at www.proxydocs.com/UTL.

YOUR VOTE IS IMPORTANT

Your vote is important. To ensure a quorum is present at the Annual Meeting of Shareholders,

please be sure your shares are represented at the meeting.

You may vote in one of the following ways:

Shareholders of Record		Beneficial Owners
By Mail	Sign, date and return the enclosed proxy card (a self-addressed envelope is enclosed for your convenience)	By Mail	Direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions provided to you
Via the Internet	Submit your proxy at www.investorvote.com/UTL	Via the Internet
In Person at the Meeting	A meeting ballot will be provided for voting at the meeting	In Person at the Meeting	A legal proxy is required, which can be obtained from your bank broker or other nominee; a meeting ballot will be provided for voting at the meeting

If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or in person at the meeting.

If for any reason you desire to revoke or change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders who wish to attend the Annual Meeting of Shareholders in person are encouraged to do so. However, to ensure that the meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their admission ticket or their name and government-issued picture identification. Beneficial owners will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

PROXY STATEMENT

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

March 19, 2018

PROXY STATEMENT

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2017) to shareholders in connection with the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares or in providing voting instructions with respect to your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp.; Unitil Realty Corp.; Unitil Resources, Inc.; Unitil Service Corp.; and Usource, Inc. and Usource, LLC (collectively, “Usource”).

INFORMATION ABOUT THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on Wednesday, April 25, 2018 at 11:30 A.M. at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing definitive copies of this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 19, 2018.

MEETING SUMMARY

This year, we are seeking your vote on the following proposals:

1)	Election of one Director of the Company, nominated by the Board, to serve a three-year term. The Board has nominated Thomas P. Meissner, Jr. for election to the Board of Directors and recommends a vote FOR this nominee. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Director.

2)	Ratification of the selection of Unitil’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2018. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2018.

3)	Approval, on an advisory basis, of the compensation of the Company’s named executive officers. The Board recommends a vote FOR this proposal. Information on Proposal No. 3 is included in the section entitled Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

4)	Transaction of any other business that may properly be brought before the Annual Meeting.

RECORD DATE & NUMBER OF SHARES OUTSTANDING

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on February 16, 2018 (the “Record Date”). As of the Record Date, the Company had 14,855,173 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

QUORUM & REQUIRED VOTE

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, the nominee standing for election as a Director will be elected by a plurality of the votes cast by the shareholders. Votes withheld and broker non-votes will not be counted toward the achievement of a plurality. Additional information concerning the election of directors appears in the section entitled Corporate Governance—Resignation Policy. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and broker non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

VOTING RIGHTS AND PROCEDURES

As an owner of Unitil common stock, it is your legal right to vote (or to provide voting instructions) on all matters to be considered at a shareholder meeting. Unitil hopes you will exercise your legal right and fully participate as a shareholder in the Annual Meeting. You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

The Board has selected and approved Mark H. Collin and Thomas P. Meissner, Jr. as proxies for the Annual Meeting to vote your shares in the manner that you specify on the proxy card or via the Internet, or if you do not give any specification on your proxy card or submitted proxy with respect to a matter, FOR such matter. Your designation of a proxy will not affect your right to attend the Annual Meeting and vote in person.

Record Holders: If your shares of common stock were registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a shareholder of record of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you.

Beneficial Holders: If your shares of common stock were registered in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner (“Beneficial Holder”) of the shares that are registered in street name and your bank, broker or other nominee has sent this proxy statement and voting instructions to you.

As a Beneficial Holder, your shares may be voted even if voting instructions are not provided.

BENEFICIAL HOLDERS You may vote your shares in one of the following ways: in person at the Annual Meeting—but you must first obtain a properly completed legal proxy from your bank, broker or other nominee that will provide you with the right to vote the shares at the Annual Meeting direct your bank, broker or other nominee on how to vote your shares by following the instructions provided by the bank, broker or other nominee You may change how your bank, broker, or other nominee will vote your shares at any time before the vote is taken at the Annual Meeting: follow the procedures provided by your bank, broker or other nominee to make a change RECORD HOLDERS You may vote your shares in one of the following ways: in person at the Annual Meeting by designating another person (the “proxy”) to vote on your behalf by delivering a properly completed proxy card or submitting a proxy via the Internet at www.investorvote.com/UTL You may revoke your designation of a proxy at any time before the vote is taken at the Annual Meeting in one of the following ways: file with Unitil’s Corporate Secretary a later-dated written notice of revocation deliver to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares submit a later-dated proxy via the Internet if the original designation of a proxy was made via the Internet attend the Annual Meeting and vote in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy)

Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of Unitil’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2018 is considered a routine matter. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.” Please note that, under New York Stock Exchange rules, this means that brokers may not vote your shares on Proposals 1 and 3 at the 2018 Annual Meeting if you have not given specific instructions as to how to vote to the broker. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

ENERGY FOR LIFE

MESSAGE FROM THE CHAIRMAN AND CEO

The Company’s Mission Statement states that we provide energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the construction, operation, and maintenance of high-quality, reliable, and safe gas and electric distribution systems and to the provision of convenient and responsive service to all customers. This commitment requires a dedicated and well-trained work force and a corporate culture built on integrity, accountability, and results.

In 2017, the Company met the strategic goals for shareholders and, at the same time, with a perpetual vision for the future, we acted to help ensure our shareholders of continued value and growth. Through a seamless pursuit of excellence in operations, we also made the customer experience our highest priority. We accomplished these objectives by adhering to our core business values, by remaining flexible in our approach to problems and by rewarding outstanding teamwork.

Unitil’s leadership team consists of professionals with decades of experience in the utility, energy, and environmental industries. They reflect Unitil’s long-standing dedication to inspired teamwork, constant collaboration, and the insistence on the highest possible standards for ethical business practices. Fully accountable to our customers for the quality, efficiency, and integrity of our services, our leadership is ultimately accountable to the Board of Directors and to you, our shareholders. We seek to safeguard and enhance your investment in Unitil, while serving the best interests of all of the Company’s stakeholders.

Your Company is in the good hands of hundreds of talented and motivated people. I thank them for their loyalty and dedication to the Company, its customers and its shareholders, and I look forward to the Company’s continued success.

-	Robert G. Schoenberger

March 19, 2018

DESCRIPTION OF MANAGEMENT

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers. Additional information about Mr. Schoenberger is included in the section entitled Recent Events. Additional information about Mr. Meissner is included in the sections entitled Recent Events and Proposal 1: Election of Director.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description

Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	67	Mr. Schoenberger has been Unitil’s Chairman of the Board of Directors and Chief Executive Officer since October 1997, and has also served as Unitil’s President since 2003. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority from 1993 until 1997.

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	59	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.

Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	55	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.

Todd R. Black Senior Vice President, Unitil Service	53	Mr. Black has been Unitil’s senior vice president, external affairs and customer relations (Unitil Service), since September 2009. Mr. Black joined Unitil in 1998 and served as vice president of sales and marketing for Usource from 1998 until 2003, and president of Usource from 2003 until September 2009.

Laurence M. Brock Controller & Chief Accounting Officer	64	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.

Sandra L. Whitney Corporate Secretary	54	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

RECENT EVENTS

On March 1, 2018, the Company announced that Robert G. Schoenberger will retire as chairman of the board, president and chief executive officer of the Company on April 25, 2018. Mr. Schoenberger has also decided not to stand for re-election to the Board of Directors (the “Board”) at the Annual Meeting on April 25, 2018. As part of the Company’s leadership succession plan, Thomas P. Meissner, Jr., the Company’s senior vice president and chief operating officer, was selected by the Board to succeed Mr. Schoenberger as chairman of the board, president and chief executive officer concurrent with Mr. Schoenberger’s retirement on April 25, 2018. Mr. Meissner has been nominated by the Board to stand for election for a term of three years at the Annual Meeting. Expanded biographical information for Mr. Meissner is included in the section entitled Proposal 1: Election of Director.

SHARE OWNERSHIP

The following table sets forth information on the beneficial ownership of the Company’s common stock as of the Record Date, by (i) each person known to the Company to be the beneficial owner of more than five percent of its common stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers (“Executive Officers”) of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and Executive Officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class
5% Owners:

BlackRock, Inc. (1)
55 East 52nd Street, New York, NY 10055	1,067,410	—	7.20%
Frontier Capital Management Co., LLC (2)
99 Summer Street, Boston, MA 02110	813,550	—	5.53%
The Vanguard Group (3)
100 Vanguard Boulevard, Malvern, PA 19355	779,763	—	5.26%
Directors: (4) (5)

Robert V. Antonucci	3,465	7,542	*
David P. Brownell	5,276	8,888	*
Lisa Crutchfield	—	7,542	*
Albert H. Elfner, III	9,088	8,888	*
Edward F. Godfrey	4,691	7,542	*
Michael B. Green	5,530	8,888	*
Eben S. Moulton	20,801	8,888	*
M. Brian O’Shaughnessy	16,164	8,888	*
Robert G. Schoenberger (6)	154,483	—	1.04%
Sarah P. Voll	11,215	—	*
David A. Whiteley	—	7,542	*
Director Nominee:

Thomas P. Meissner, Jr. (7)	38,747	—	*
Named Executive Officers: (4)

Robert G. Schoenberger (6)	154,483	—	1.04%

Thomas P. Meissner, Jr. (7)	38,747	—	*

Mark H. Collin (8)	46,578	—	*

Todd R. Black (9)	26,759	—	*

Laurence M. Brock (10)	10,234	—	*

All Directors and Executive Officers as a Group (16 Persons) (4)(11)	428,637	74,608	2.38%

*	Represents less than 1% of the Company’s outstanding common stock.

 NOTES:

(1)	Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on January 23, 2018. BlackRock, Inc. is the beneficial owner of 1,067,410 shares of common stock, of which it has sole voting power with respect to 1,037,172 shares, and sole dispositive power with respect to 1,067,410 shares.

(2)	Information obtained from the Schedule 13G/A filed by Frontier Capital Management Co., LLC with the Securities and Exchange Commission on February 7, 2018. Frontier Capital Management Co., LLC is the beneficial owner of 813,550 shares of common stock, of which it has sole voting power with respect to 351,353 shares, and sole dispositive power with respect to 813,550 shares.

(3)	Information obtained from the Schedule 13G filed by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd., with the Securities and Exchange Commission on February 9, 2018. The Vanguard Group is the beneficial owner of 779,763 shares of common stock, of which it has shared voting power with respect to 6,600 shares, sole voting power with respect to 15,471 shares, shared dispositive power with respect to 20,871 shares, and sole dispositive power with respect to 758,892 shares.

(4)	Based on information furnished to Unitil by its Directors and Executive Officers.

(5)	Restricted Stock Units (“RSUs”) are granted to the Directors who have elected to receive RSUs in lieu of common stock as the equity portion of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board. RSUs were granted annually from October 2012 through and including October 2017 and include cumulative dividend equivalents earned as of December 31, 2017. If a Director is subject to the specified employee payment provision in Section 409A of the Internal Revenue Code, payment of the RSUs may be delayed for six months and the RSUs would not be paid within 60 days of the Record Date.

(6)	Included are 5,353 shares that are held in trust for Mr. Schoenberger under the terms of Unitil’s 401(k). Mr. Schoenberger has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 39,694 shares of unvested restricted stock granted under the terms and conditions of the Company’s Second Amended and Restated 2003 Stock Plan (the “Stock Plan”).

(7)	Included are 1,052 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 9,204 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(8)	Included are 2,842 shares that are held in trust for Mr. Collin under the terms of Unitil’s 401(k). Mr. Collin has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 9,204 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(9)	Included are 2,862 shares that are held in trust for Mr. Black under the terms of Unitil’s 401(k). Mr. Black has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,042 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(10)	Included are 2,831 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.

(11)	Included are 12,138 shares that are held in trust for the Executive Officers under the terms of Unitil’s 401(k) and 66,492 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan. No shares held by any Director or Executive Officer have been pledged.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s Executive Officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Based upon its review of such forms that were filed in 2017, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2017, the Company believes that all filing requirements applicable to its officers and Directors during 2017 and through February 2018, were met.

CORPORATE GOVERNANCE

The Board and the Company are committed to comprehensive and effective corporate governance practices. The Board believes that good corporate governance is a key to the long-term success of the Company, and essential to ensure that Unitil is operated in the best interest of shareholders and other stakeholders. Accordingly, the Board has unconditionally adopted Corporate Governance Guidelines and Policies of the Board (the “Guidelines”), as described below, to assist Directors in the pursuit of superior Board function, effectiveness, communication and transparency in the governance of the Company. The Board and the Company believe that the ethical character, integrity and principles of the Board and senior management remain the most important safeguards of good corporate governance.

The Guidelines represent the current view of the Board of Directors on governance and should not be viewed as rigid restraints. The Company will continue to monitor new developments and regulations mandated by the SEC and by the NYSE, as well as emerging issues concerning corporate governance and financial disclosure, and will adopt changes and institute new policies and procedures as appropriate. The Guidelines are reviewed regularly and are subject to modification from time to time by the Board of Directors. The Guidelines are available for review on the Corporate Governance page of the Investor Relations section of the Company’s website at www.unitil.com/investors, and are available in print to any shareholder or other interested party free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

GOVERNANCE POLICIES OF THE BOARD

Role of the Board

The Board is elected by the shareholders to oversee the long-term health and overall success of the Company’s business and to ensure the Company’s financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with the shareholders.

In the pursuit of excellence in corporate governance, all members of the Board are expected to adhere to a set of core principles, without exception.

EXPECTATIONS OF DIRECTORS fulfill fiduciary duties to the Company and its shareholders with proper oversight of the development of Company policy and strategy, and assessment of the Company’s operational effectiveness and financial strength; apply superior business judgment and leadership, and effectively exercise the duties of loyalty and care; avoid any conflict of interest; promote a high standard of personal integrity and adhere to the letter and spirit of Unitil’s Code of Ethics; and challenge management to commit to the highest attainable goals, and hold management accountable for its commitments.

CODE OF ETHICS

The Company’s Code of Ethics (the “Code of Ethics”) is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees of the Company and its subsidiaries. The Board unanimously approved the Code of Ethics in 2004, and annually affirms understanding of, and agreement and compliance with, the Code of Ethics. The Nominating and Governance Committee reviews the Code of Ethics annually for any required or desirable revisions. Should the Board adopt any changes to, or waivers of, the Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted below, as required by law, rule or regulation. A copy of the Code of Ethics can be viewed on the Company’s website at www.unitil.com/investors.

DIRECTOR INDEPENDENCE

Unitil’s Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standards set forth by the NYSE, and the Board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual includes additional independence requirements for Audit Committee and Compensation Committee members. In addition, Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) includes additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standards, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 30, 2018, the Board determined at that time that, with the exception of Mr. Schoenberger, all of the Board members are independent.

During its annual independence review and affirmation, the Board applies the independence standards set forth in the Company’s Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the

AFFIRMED AS INDEPENDENT January 30, 2018 Robert V. Antonucci Michael B. Green David P. Brownell Eben S. Moulton Lisa Crutchfield M. Brian O’Shaughnessy Albert H. Elfner, III Sarah P. Voll Edward F. Godfrey David A. Whiteley

Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

RISK OVERSIGHT

The Board is responsible for the oversight of management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders.

The Company has a formal Enterprise Risk Management (“ERM”) program which is overseen by the Board. The ERM program is a foundation for risk management that is relevant, sustainable and scalable. The ERM program is designed to identify potential risks that may impact the Company, and to manage risks within the Company’s risk appetite in order to sustain operations and achieve business objectives. In building the ERM program, the potential risks relating to the Company’s business were defined using a comprehensive set of risk disclosures which are described in Part I, Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K filed with the SEC on February 1, 2018.

The Board has assigned the Executive Committee the responsibility of assisting the Board in overseeing the overall risk management strategy of the Company. In order to assist the Board with overall risk management, the Executive Committee is supported by and oversees the Risk Management Committee, which is comprised of the senior management team. Together, these two committees evaluate and provide direction with respect to risk identification and assessment, and risk management and mitigation, including the specific guidelines and policies governing the process by which risk assessment and risk management are undertaken at the Company.

Like all companies, Unitil faces a variety of risks, both internal and external, and many factors work simultaneously to affect the Company’s overall business risk. The Board recognizes that the Company’s business risk is not static, and that it is not possible to mitigate all risk and uncertainty. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. Overall, the Board believes that the ERM program has further defined and enhanced a systematic and proactive approach to properly oversee risk management and the ERM program will continue to evolve through ongoing review and assessment of the existing and emerging risks facing the Company.

LEADERSHIP STRUCTURE

The current leadership structure of the Board consists of a combined Chairman and Chief Executive Officer (“CEO”) position which has been held by Mr. Schoenberger since 1997. At this time, the Board believes that as a small-cap domestic corporation, the combination of these two positions is the optimal structure to guide the Company and maintain the focus required to achieve the Company’s long-term business goals. The CEO and president of the Company is the direct link between senior management and the Board. As a utility professional with over 35 years of industry experience, Mr. Schoenberger has provided critical insight and perception to the Board, as well as feedback to senior management, through his comprehensive understanding of the issues at hand. See also the section entitled Recent Events above.

In July 2017, the Board re-appointed Mr. Elfner to serve as the lead independent Director for the coming year. In his role as lead Director, Mr. Elfner, who also serves as the chairman of the Executive Committee and as a member of the Nominating and Governance Committee, presides at all meetings of the Board in executive session. Mr. Elfner also provides leadership and guidance to the Board on the fulfillment of its fiduciary duties, as well as matters of corporate governance. Mr. Elfner facilitates, with the assistance of the Corporate Secretary, results reporting to the Board with regard to the annual board evaluation on key Board and committee-related matters, and promotes the continuation of a collegial and mutually respectful Board culture. The existence and activities of the lead Director do not alter the traditional roles and responsibilities of the Board of Directors as a whole, or the Company’s management. As lead director, Mr. Elfner shall undertake any other action or exercise such other powers, authority, duties, and obligations as necessary or appropriate or as otherwise required by the listing standards of the NYSE or other applicable laws, rules or regulations, or as shall otherwise be determined by the Board.

RETIREMENT POLICY

The Board has a retirement policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 75. Directors are not, however, subject to specific term limits. Due to the complexity of the utility industry, the Company values the insight that a Director is able to develop over a period of time. The Board believes that tenure provides an enhanced contribution to the Board, including the benefits of valuable experience and familiarity, which is in the best interest of shareholders.

STOCK OWNERSHIP POLICY

The Board has a mandatory stock ownership policy that is applicable to all members of the Board. The Board is of the continuing belief that its members should own a significant number of shares of the Company’s common stock to properly align their interests with those of the shareholders of the Company. Effective as of January 1, 2013, all Directors must own shares of the Company’s common stock in the equivalent value of three times the current annual cash retainer for Board service. Shares of restricted stock and restricted stock units (“RSUs”) are counted towards this total. The ownership requirement is calculated annually on January 1, and as of January 1, 2018, the ownership requirement was $195,000 in value. Currently, all Board members meet the stock ownership requirement. Any new Director who may join the Board in the future will have four years from the date of first election to the Board by shareholders to accumulate the required number of shares of common stock.

RESIGNATION POLICY

The Board has a policy that requires a Director to tender his or her resignation if he or she should receive a “withhold” vote greater than 50% of the shares voted at the annual meeting of shareholders in an uncontested election. If an incumbent Director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to recommend the acceptance of the Director’s resignation and will submit such recommendation for prompt consideration by the Board. The Director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

Further, the Board shall nominate for election or re-election as Director only candidates who agree to tender, promptly following the annual meeting at which they face election or re-election as Director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board will fill board seat vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this policy.

ANNUAL EVALUATION

The Board conducts an annual evaluation on key Board- and committee-related issues, an exercise that has been practiced since 2002. The annual evaluation has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication. The evaluation is specifically designed to provide a platform for qualitative expression of thoughts and opinions, as well as a catalyst for candid discussion and open dialog on current and emerging issues facing the utility industry, the Board as a whole, any committee(s) served upon, matters of strategic importance to the Company, as well as self-evaluation with regard to skills and expertise. In 2017, all Directors participated in the annual evaluation, which was conducted in the fourth quarter. Responses were discussed in executive session in January 2018.

MEETING ATTENDANCE

Directors are expected to make a determined effort to attend all meetings of the Board and applicable committees upon which they serve. In 2017, the Board held four meetings, and the committees held a total of 21 meetings, collectively. Overall, Directors attended 98% of the meetings held in 2017. No Director attended less than 75% of the aggregate number of meetings of the Board and applicable committees.

Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2017, ten Directors attended the annual meeting of shareholders.

EXECUTIVE SESSIONS

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, either prior to the start or following the adjournment of each Board and committee meeting. During 2017, the Board met in executive session on four occasions and the lead Director, Mr. Elfner, presided at these meetings.

COMMUNICATION WITH THE BOARD

Shareholders and other interested parties who desire to communicate with the Board, a committee of the Board, the non-management or independent Directors as a group, or an individual member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such correspondence for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

NOMINATIONS

The Nominating and Governance Committee is responsible for recommending to the Board the slate of Director nominees for election by shareholders. The Board reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. As provided in Article III of the Company’s Bylaws, any vacancy occurring in the Board, whether due to the death, resignation or other inability to serve of any Director previously elected may be filled by the affirmative vote of a majority of the remaining Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

The Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Corporate Governance—Corporate Governance Policies of the Board—Board Diversity below. Director candidates will be selected based on input from Directors, Executive Officers, and if the Committee deems appropriate, a third-party search firm. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified, as appropriate. In addition to independence criteria, the Committee will consider criteria including integrity, judgment, proven leadership capabilities, business experience, areas of expertise, availability for service, factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. The Board seeks to include diversity of backgrounds, perspectives, experience and skills among its members. The Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting of shareholders, or to fill vacancies on the Board that occur between shareholder meetings. The Committee uses the same process for evaluating all nominees, regardless of the source of the nomination. The Board may elect, at its discretion, to participate in an additional round(s) of interviews with one or all candidate(s) recommended by the Committee.

Shareholders who wish to recommend a nominee for consideration by the Committee may do so by sending the following information to the Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance—Governance Policies of the Board—Communication with the Board: (1) the name of the candidate with brief biographical information and his or her resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and proof of ownership of the number of shares currently held.

Additionally, nominations of persons for election to the Board may be made by any shareholder of the Company by submitting a nomination in compliance with all procedures set forth in Article IV – Nomination of Directors of the Company’s Bylaws.

No candidates for Director nominees were submitted to the Committee by any shareholder in connection with the Annual Meeting.

QUALIFICATIONS & SKILLS OF DIRECTORS

The Board believes there are general qualifications that all Directors must exhibit, and other qualifications, attributes, skills and experience that should be represented on the Board as a whole, but not necessarily by each Director.

Qualifications Required of All Directors

The Board requires that each Director be a person of high integrity and superior ethical character with a proven record of leadership and accomplishment in his or her chosen field. Each Director must demonstrate innovative and independent thinking, understand complex principles of business, finance, and utility regulation, and demonstrate familiarity with and respect for corporate governance requirements and practices. Directors must also comply unequivocally with the Code of Ethics, and be free of conflicts or potential conflicts of interest, and outside Directors must meet the requirements of independence as set forth by the NYSE, as appropriate. Directors must be willing and able to dedicate the proper amount of time and effort to service on the Board as necessary to fulfill his or her responsibilities to the Company, and must not serve on more than two public company boards if currently holding a position of chief executive officer or an equivalent position, or on more than three public company boards if retired.

Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole. The Nominating and Governance Committee is charged with the responsibility of tracking the Directors’ professional experience and skill sets with a board inventory matrix (the “Skills Matrix”). The Skills Matrix lists each Director and his or her professional experience and skill sets in categories considered by the Board and the Committee to be advantageous to the regulated utility business, as well as for a company of Unitil’s size and complexity. The Committee uses this information to assess overall Board composition and to identify existing and potential gaps in the skill sets of Directors. This information is also used for recruiting purposes when there is a vacancy, or an expected vacancy, on the Board. The Skills Matrix has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add the element of quality to the Company’s corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of Unitil’s shareholders and all of the Company’s stakeholders.

The Skills Matrix Summary outlines certain essential key qualifications, attributes, skills and experience that the Board believes should be represented on the Board as a whole for optimal oversight of the Company’s business and the effective exercise of its fiduciary duty to shareholders.

Directors standing for reelection are also evaluated by the Committee for recommendation to the Board using a set procedure based on the expectations of Board members, which is provided to all members of the Board annually. The evaluation includes contribution to the Board and committees served upon; unique skills, expertise and attributes; attendance and preparedness; and willingness to continue serving. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and also the diversity of backgrounds, perspectives, experience and skills among its members. Lengthy tenure on the Board is considered to be a uniquely valuable qualification in the highly regulated utility industry.

BOARD DIVERSITY

Although the Board does not have a formal diversity policy, it does seek to maintain optimum Board heterogeneity through an appropriate balance of diversity of backgrounds, perspectives, tenure, professional experience and skills among its members. The Board believes that a variety of points of view and experiences contributes to a more effective decision-making process, and considers diversity of gender, age, competencies, and professional experience in the evaluation of all candidates for Board membership. The Board also considers how the experience and skill set of each Director nominee complements those of existing Directors and fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.

Skills Matrix Summary Utility Operations CEO/Senior Leadership Experience High Level Financial Aptitude Utility Regulation Regional Knowledge/Expertise Public Policy

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”). As a result, the Audit Committee has adopted procedures for such review and approval and included such procedures in the Company’s Corporate Governance Guidelines. The Company had no Related Person Transactions in 2017, and there are no Related Person Transactions currently proposed for 2018. A “Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) of SEC Regulation S-K involving the Company and any Related Person. A “Related Person” is defined in Item 404(a) of SEC Regulation S-K.

Transactions between the Company or one or more of its subsidiaries and one or more Related Persons may present risks or conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics generally requires all employees, officers and Directors to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company

RELATED PERSON TRANSACTIONS Review & Approval Procedure Requirements all Related Person Transactions and all material terms of the transactions shall be communicated to the Audit Committee for evaluation, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, must be reviewed and approved or ratified by the Audit Committee RELATED PERSON TRANSACTIONS Basis for Audit Committee Evaluation of on Transactions information provided by members of the Board during the required annual affirmation of independence, at which the members of the Audit Committee will be present applicable responses on Directors’ and Officers’ Questionnaires submitted by Directors and officers and provided to the Audit Committee by the Corporate Secretary or Internal Auditor background information on nominees for Director provided by the Nominating and Governance Committee any other applicable information provided by any Director or officer of the Company

Manual, Section 303A, Independent Directors. The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The subsection entitled Section 16(a) Beneficial Ownership Reporting Compliance within the Share Ownership section of this proxy statement is incorporated herein by reference.

COMMITTEES OF THE BOARD

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. The tables below provide a summary of each committee with respect to membership and primary responsibilities.

Audit Committee

Committee Members	Robert V. Antonucci	Edward F. Godfrey	Michael B. Green ◆	David A. Whiteley
Independent	∎	∎	∎	∎
Financial Expert	∎	∎	∎	∎
Meetings in 2017	4	5	5	5
Latest Charter Review	October 24, 2017
Primary Charter Directives	To provide independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting
Appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm

Committee Chair ◆

The Audit Committee is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Audit Committee operates under a written charter, which it reviews annually, and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Report, which appears in the section entitled Audit Matters, more fully describes the activities and responsibilities of the Committee.

Compensation Committee

Committee Members	Robert V. Antonucci (1)	David P. Brownell	Lisa Crutchfield ◆	Eben S. Moulton	Sarah P. Voll
Independent	∎	∎	∎	∎	∎
Meetings in 2017	2	6	6	6	6
Latest Charter Review	October 25, 2017
Primary Charter Directives	To establish objectives and interpret the terms of the Company’s compensation policies for base salary, incentive compensation, equity compensation, and benefits programs
Annual Review of CEO performance (jointly with the Executive Committee)
Approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Named Executive Officers
Administration of merit, incentive, and commission compensation plans for all appropriate personnel
Review and approval of annual performance measures and approval of annual incentive compensation plan awards

Committee Chair ◆

 NOTE:

(1)	Dr. Antonucci joined the Committee in October 2017.

The Compensation Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The specific activities and responsibilities of the Compensation Committee are described in greater detail in the section entitled Compensation Committee Operations.

Executive Committee

Committee Members	Albert H. Elfner, III ◆	Edward F. Godfrey	Michael B. Green (1)	Eben S. Moulton	M. Brian O’Shaughnessy	Robert G. Schoenberger
Independent	∎	∎	∎	∎	∎
Meetings in 2017	6	6	2	6	6	6
Latest Charter Review	October 25, 2017
Primary Charter Directives	To act on behalf of the Board when necessary between scheduled Board meetings
To assess key business risks and implement appropriate risk management policies, practices and plans to mitigate such risks to the Company
Annual Review of CEO performance (jointly with the Compensation Committee)

Committee Chair ◆

 NOTE:

(1)	Mr. Green joined the Committee in October 2017.

The Executive Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities.

Nominating & Governance Committee

Committee Members	David P. Brownell ◆	Lisa Crutchfield (1)	Albert H. Elfner, III	M. Brian O’Shaughnessy	David A. Whiteley
Independent	∎	∎	∎	∎	∎
Meetings in 2017	4	1	4	4	4
Latest Charter Review	October 25, 2017
Primary Charter Directives	The review and oversight of corporate governance standards
To coordinate suggestions or searches for potential nominees for Board members and to review and evaluate qualifications of potential Board members
To recommend to the Board nominees for vacancies occurring from time to time on the Board
To review Board member performance prior to recommendation for nomination to stand for election to an additional term
The annual review and evaluation of Directors’ compensation and recommendation of any changes to the Board

Committee Chair ◆

 NOTE:

(1)	Ms. Crutchfield joined the Committee in October 2017.

The Nominating and Governance Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities.

All Committees

The existence and activities of all committees of the Board do not alter the traditional roles and responsibilities of the Company’s management. All committees may delegate authority to individuals or subcommittees when they deem appropriate, subject to applicable laws, rules or regulations. However, in delegating authority, a committee shall not be absolved from the responsibilities designated under the terms of its respective charter. All committees shall undertake any other action or exercise such other powers, authority, duties and responsibilities as necessary or appropriate to the discharge of the duties and responsibilities set forth in their respective charters or the Company’s Bylaws, or otherwise required by the listing standards of the NYSE or other applicable laws, rules or regulations, or as shall otherwise be determined by or assigned by the Board.

The charters for each of the standing committees are available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.unitil.com/investors, or in print to any shareholder or other interested party, free of charge upon request to the Office of the Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com; or by calling toll free 800-999-6501.

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2017.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017, the matters required to be discussed by Auditing Standard No. 1301. In addition, the Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Committee concerning independence and has discussed with Deloitte the firm’s independence with respect to the Company.

During 2017, the Audit Committee members received the Company’s quarterly financial information for review and comment prior to the filing of each of the Company’s Forms 10-Q with the SEC. In fulfilling its responsibilities relating to the financial statements, the Committee also reviewed and discussed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2017 with management and Deloitte. Based on the review and discussions with management and Deloitte, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey, Michael B. Green (chairman), and David A. Whiteley

PRINCIPAL ACCOUNTANT FEES & SERVICES

The following table presents fees for professional services rendered by Deloitte, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2017 and 2016.

Audit Fees

In 2017 and 2016, this category includes fees incurred for professional services rendered by Deloitte for reviewing the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, auditing the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, and auditing the Company’s internal control over financial reporting. In addition, in 2017, this category also includes fees incurred of approximately $170,000 for professional services rendered by Deloitte related to the Company’s implementation of a new customer information system in the third quarter of 2017.

Audit-Related Fees

In 2017, this category includes fees incurred of approximately $80,000 for professional services rendered by Deloitte in connection with registration statements filed by the Company with the Securities and Exchange Commission. In 2016, Deloitte did not perform any audit-related services.

Tax Fees

In 2017 and 2016, Deloitte did not perform any tax services.

All Other Fees

In 2017 and 2016, Deloitte did not perform any services that are not included in the above categories.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Committee. The Committee pre-approved all audit, audit-related, tax and all other services provided by Deloitte during fiscal 2017 and 2016.

Fiscal 2017 Fiscal 2016 Audit Fees $887,500 $692,000 Audit-Related Fees $80,000 $0 Tax Fees $0 $0 All Other Fees $0 $0 Total Fees $967,500 $692,000

COMPENSATION

COMPENSATION COMMITTEE OPERATIONS

The Compensation Committee is appointed annually by the Board and is responsible for oversight of the executive compensation program. The Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”). See the section entitled Compensation—Compensation of Named Executive Officers—Compensation of Directors for information on the Nominating and Governance Committee’s work regarding Directors’ compensation.

The Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Committee’s choice, subject to applicable laws, rules or regulations. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Committee has the authority to invite Executive Officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information or recommendations. At the Committee’s request, Mr. Schoenberger and Mr. Collin served the Committee in 2017 in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Collin was excluded from deliberations and decisions regarding Executive Officer compensation. Mr. Schoenberger participated in the discussions and decisions regarding salaries and incentive compensation for the Executive Officers of the Company reporting directly to him. Mr. Schoenberger was excluded from deliberations and decisions regarding his own salary and incentive compensation.

The Committee also has the authority to retain or obtain the advice of outside counsel, compensation consultants or other advisors to advise the Committee as it deems appropriate or necessary in its sole discretion. The Committee is directly responsible for the appointment, retention terms (including compensation), and oversight of the work of any adviser it retains. Prior to retaining or obtaining advice from an adviser, the Committee will consider factors relevant to the adviser’s independence from management to the extent required by the NYSE listing standards.

Since 2009, the Committee has periodically engaged a compensation consultant, Willis Towers Watson (“Willis Towers”), to provide compensation study data, including data from selected peer companies and compensation marketplace survey analysis, as well as to provide various recommendations based on study findings and industry trends for the Committee’s consideration. Willis Towers is engaged by and reports directly to the Compensation Committee. Willis Towers receives compensation only for services related to executive compensation, employee benefits and general compensation issues, and neither it nor any affiliated company provides any other services to the Company.

In 2014, the Committee engaged Willis Towers to prepare a comprehensive compensation analysis (the “2014 Compensation Analysis”), which included an in depth study of chief executive officer compensation, salary survey data for comparable industry executives and middle management, and benefits. The Compensation Committee used the information in the 2014 Compensation Analysis for decisions concerning executive compensation for the 2015 compensation year.

In 2015, the Committee again engaged Willis Towers to assess the competitiveness of the compensation of the Named Executive Officers (the “2015 Assessment”) using the 2014 Compensation Analysis as a foundation with updated information from published compensation surveys, including base salary, total cash compensation (base plus annual incentives), and total direct compensation (base plus annual incentives plus long-term incentives). The Committee used the information from the 2015 Assessment as a reference point, or benchmark, upon which to base its compensation decisions for Named Executive Officers, including the CEO, for the 2016 compensation year.

The 2014 Compensation Analysis and the 2015 Assessment as well as the Committee’s use of the 2014 Compensation Analysis and 2015 Assessment are described in greater detail in the section entitled Compensation—Compensation Discussion and Analysis.

In 2016 and 2017, in order to prudently manage outside consulting expenses, the Committee decided to forego special consulting work related to executive compensation, and to instead utilize the existing compensation programs which were previously found to be reasonable and competitive in design and operation. The Committee will consider to next engage Willis Towers in a review of executive compensation during 2018.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

The current members of the Compensation Committee are not current or former officers or employees of the Company. No member of the Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no Executive Officer of the Company serves on the board of directors or compensation committee of another company where an executive officer of the other company also serves on the Board or Compensation Committee.

RISK AND BROAD-BASED COMPENSATION PROGRAMS

After review and evaluation of the Company’s compensation policies and practices, including the annual incentive award performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Compensation Committee determined, and management agreed, that the risks arising from the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company because (a) the Company’s compensation program is designed to be balanced and not motivate imprudent or excessive risk-taking by Executive Officers or other employees, (b) the Company does not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value, (c) the Compensation Committee has significant discretion in its determination of incentive compensation awards, (d) the Compensation Committee considers distinct quantitative factors with regard to incentive compensation, (e) the Compensation Committee considers qualitative factors, such as the difficulty of achieving goals and challenges faced during the year, to encourage employees and Executive Officers to consider and balance all aspects of the Company’s Strategic Plan, both short- and long-term, and (f) the variable and non-variable pay mix is proportionally weighted for Executive Officers and all employees.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In 2017, the Company continued to show strong operating and financial results, which have translated into greater returns for shareholders. Selected highlights of 2017 are outlined below.

Unitil made strong progress in 2017, with record earnings continuing a string of improving performance and growth.

Net income grew to $29.0 million in 2017, an increase of 7.0% compared to 2016. Earnings per share grew to $2.06 per share, an increase of 6.2% compared to 2016, and average return on equity climbed to 9.7%.

The Company’s positive financial results are largely driven by continued natural gas customer and sales growth, higher investment in gas and electric utility rate base, a successful regulatory agenda, and the strengthening economy.

In 2017, the Company realized record financial results, met strategic and operational goals,

and provided customers with exceptional service quality, outstanding gas safety, as well as continued strong performance in electric reliability. Distribution cost per customer was among the lowest for both gas and electric customers as compared to peer utility companies in the northeast.

For the five-year period ended December 31, 2017, Unitil’s total shareholder return was 113%, a return that outperformed the Company’s peer group at 81% over the same period.

Unitil’s annualized common stock dividend of $1.44 per share in 2017 provided a dividend yield of approximately 3.2%, based on the closing stock price of $45.62 per share on December 29, 2017. Unitil has paid an annual common stock dividend every year since trading on the open market began in 1984. In addition, on January 30, 2018, the Board of Directors voted to increase the annualized dividend to $1.46 per share.

Comparative Five-Year Cumulative Total Returns (1) (1) Unitil data provided by the Edison Electric Institute. S&P 500 S&P 500 Utility Index data provided by standard & Poor’s. The chart above shows how a $100 investment in the Company’s Common Stock on December 31, 2012 would have grown to $213 on December 31, 2017, with dividends reinvested quarterly. The chart also compares the total shareholder return on the Company’s common stock to the same investment in the S&P 500 Index and the Company’s peer group, defined as the S&P Utility Index, over the same period, with dividends reinvested quarterly.

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Committee, the Board and the Company recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Company believes that its executive compensation program (i) is instrumental in the achievement of its short-term and long-term strategic and business objectives, (ii) provides appropriate rewards for the fulfillment of strong operational and financial performance and (iii) provides appropriate rewards for practicing the Company’s core values and principles, which creates lasting value for shareholders and other stakeholders.

The Compensation Committee utilizes a set of guiding principles for setting executive compensation, which are discussed below. Additional information concerning the processes and operational procedures followed by the Committee can be found in the section entitled Compensation—Compensation Committee Operations.

Compensation Policy & Process

The principal objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified employees who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital components in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both financial and operational goals that apply to the entire management team. See the section entitled Compensation—Compensation Discussion and Analysis—Elements of Compensation for a discussion of the specific goals set, and results achieved, for 2017. The Company also believes that retention of talented and dedicated key executives will help ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

The guiding principles utilized by the Compensation Committee in the design and implementation of the Company’s executive compensation program are outlined below.

EXECUTIVE COMPENSATION - GUIDING PRINCIPLES Annual compensation (currently defined as base salary, cash incentive and equity compensation for the Company’s employees, including the Executive Officers) should generally target the national market median, which is defined as the middle, or the 50th percentile, of the compensation marketplace. The compensation methodology for determining base pay increases should be the same for all executive positions including the CEO and other Named Executive Officers. The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved strategic plan (the “Strategic Plan”).

To aid in its decision-making process, in both 2014 and 2015, the Compensation Committee engaged compensation consulting firm Willis Towers to prepare an in-depth analysis of executive compensation.

2014: 2015 Compensation Decisions

In 2014, Willis Towers provided the Committee a comprehensive compensation analysis (the “2014 Compensation Analysis”) which included chief executive officer compensation, salary survey data for comparable industry executives and middle management, and benefits.

The 2014 Compensation Analysis scope included an overall analysis of the Company’s compensation as it relates to and supports the Company’s business strategy, and detailed information on executive compensation, as well as a review of the research methodology and process, key findings with regard to base salary and incentive compensation, program assessment, and several recommendations for changes.

The Compensation Committee used the information in the 2014 Compensation Analysis (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze each Executive Officer’s, including the CEO’s, compensation for 2015.

Willis Towers used two sources of data in the 2014 Compensation Analysis for assessment of the Company’s position in the compensation marketplace:

Compensation Data from Published Compensation Surveys

Compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions) 1. Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Willis Towers did not indicate survey participants by company name.

[1]	The primary sources of data were the Willis Towers Watson CDB Executive Energy Services and General Industry Compensation Databases that provide market compensation data on over 1,000 U.S. organizations, as well as other published survey sources including Mercer’s Executive/IT/Finance, and Accounting and Legal Benchmark databases.

2014 COMPENSATION ANALYSIS Nature & Scope Detailed review of compensation for executives (including Named Executive Officers) – including defining the competitive marketplace and selected peer group, and assessing the competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs. Competitive assessment of non-union cash compensation for 92 positions covering 145 incumbents in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets. Review of broad-based benefit program design to ensure competitiveness of total compensation.

Compensation Data from Proxy Filings

Compensation data was extracted from publicly available proxy filings for a selected group of 16 publicly traded utility companies with annual revenues between $81 million and $1.6 billion (the “2014 Peer Group”) 2. The Compensation Committee used this data to analyze only the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation was reasonable, competitive and consistent with pay practices at peer companies.

For the proxy-based market analysis, Willis Towers prepared a benchmarking assessment using position-specific market data to compare Unitil’s current compensation levels for the CEO with compensation levels for comparable positions in the 2014 Peer Group. Market data for total direct compensation elements were extracted for the 25th percentile, the median (50th percentile), and the 75th percentile.

Due to the fact that Unitil’s size (based on fiscal year-end 2013 revenues and number of employees) was approximately equal to the 25th percentile of the 2014 Peer Group companies, the Compensation Committee targeted the 25th percentile within this data set.

For the published survey-based analysis, Willis Towers used benchmark matches for all positions (including the CEO) in its assessment. For all published survey-based data, market values reflected the size/scope of Unitil’s revenues and employee count through use of regression analysis (or tabular groupings where regression data were not available). Because the published survey databases cover a vast number of benchmark positions in the utility industry sector and general industry sector, Willis Towers advised the Compensation Committee that the median (50th percentile) of the published survey-based data set approximated the 25th percentile of the smaller proxy-based data set. The Committee determined that the median (50th percentile) of the marketplace when using information from the published survey-based data set was an appropriate target.

The Compensation Committee used the information in the 2014 Compensation Analysis as a reference point, or benchmark, upon which to base its compensation decisions for the 2015 compensation year. The Committee also considered and discussed various recommendations from Willis Towers based on study findings and industry trends.

[2]	The 2014 selected group consists of ALLETE, Inc., Black Hills Corp., Chesapeake Utilities Corp., CLECO Corp., Delta Natural Gas Company, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, Northwestern Corp., Otter Tail Corp., PNM Resources, Inc., South Jersey Industries, Inc., and UIL Holdings Corp.

DIRECT COMPENSATION ELEMENTS Market Data Base salary Target annual incentive compensation Actual total cash compensation (base salary plus most recent actual annual incentive payment) Long-term incentive expected value granted during the most recent year Actual total direct compensation (actual total cash plus the expected value of long-term incentives)

2015: 2016 Compensation Decisions

In 2015, at the request of the Compensation Committee, Willis Towers prepared an assessment of the competitiveness of the compensation of the Named Executive Officers (the “2015 Assessment”) using the 2014 Compensation Analysis as a foundation with updated information from published compensation surveys, including base salary, total cash compensation (base salary plus annual incentives), and total direct compensation (base salary plus annual incentives plus long-term incentives). The Committee assessed the competitiveness of each Named Executive Officer’s compensation in the context of market practices and Unitil’s compensation philosophy, which is to target the national market median, or 50th percentile, of the compensation marketplace in the published compensation surveys. The Committee also used information from 2015 proxy statements of the Company’s utility company peer group, at the 25th percentile target, as a secondary source to assess CEO compensation competitiveness.

Compensation Data from Published Compensation Surveys

Compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions). Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Willis Towers did not indicate survey participants by company name.

Compensation Data from Proxy Filings

Chief executive officer compensation data was obtained from publicly available proxy filings for a selected group of 15 publicly traded utility companies 3 (the “2015 Peer Group”) with annual revenues between $86 million and $1.6 billion.

The Committee used the information from the 2015 Assessment as a reference point, or benchmark, upon which to base its compensation decisions for Named Executive Officers, including the CEO, for the 2016 and 2017 compensation years. The Committee also used information from the 2015 proxy statements of the Company’s utility company peer group, at the 25th percentile target, as a secondary source to assess CEO compensation competitiveness.

2016: 2017 Compensation Decisions

In 2016 and 2017, in order to prudently manage outside consulting expenses, the Committee decided to forego special consulting work related to executive pay, and to instead utilize the information contained in the 2015 Assessment, as well as existing compensation programs and policies previously found to be reasonable and competitive in design and operation, to evaluate executive compensation for 2017 and 2018 compensation years. The Committee will consider to next engage Willis Towers for a comprehensive review of executive compensation during 2018.

[3]	The 2015 selected group consists of ALLETE, Inc., Black Hills Corp., Chesapeake Utilities Corp., Delta Natural Gas Company, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, Northwestern Corp., Otter Tail Corp., PNM Resources, Inc., South Jersey Industries, Inc., and UIL Holdings Corp.

Salary Administration

The Company’s Salary Administration Policy has three objectives:

To provide a compensation program equal to or better than the median of compensation programs provided by geographically comparable businesses;

To manage base salaries in a manner that recognizes and appropriately rewards performance within prescribed budgetary limits; and

To provide base salary opportunities that are competitive with external pay practices for substantially comparable work.

The Salary Administration Policy includes three important components:

Job Description
Every employee of the Company has a job description that represents his or her position within the Company. All job descriptions are written using a requisite format describing the position purpose, principal accountabilities, competencies, challenges, decision making authority, qualifications, and scope and quantitative dimensions.

Job Evaluation
The Company uses a variety of published salary sources and survey data to assist in the review and evaluation of non-executive, non-union job descriptions in order to confirm reasonable and appropriate base compensation for each position. See also the section entitled Compensation—Base Salary below. This practice provides for internal equity between comparable positions as well as external comparability with other companies.
The end result of the job evaluation process is that each job is assigned a pay grade that translates into a salary range. Executive level positions (including the Named Executive
Officers) are reviewed and evaluated independently by Willis Towers.

Market Analysis & Salary Range

Each year the Company participates in numerous salary market studies to ensure that the competitiveness of base salaries is maintained. The Company adjusts the salary ranges each year based upon the results of these surveys to ensure that the Company maintains its salary ranges at the median market level. Historically, the salary ranges are adjusted by approximately 2% annually based on market survey data. The midpoint of the base salary range is set at the median level of the broad-based published compensation survey group when compared to similar positions at comparable companies. The minimum in the salary range is determined by multiplying the midpoint by 80%, and the maximum is determined by multiplying the midpoint by 120%. In general, the salary range minimum is commonly the lowest amount the Company will pay a new employee in the job, with the aim of employees reaching the midpoint of the range within five years. The midpoint is where the Company strives to pay fully trained, fully competent employees. The midpoint to maximum range is where high-performing employees and long-term employees tend to be paid. Exceptions are occasionally made based on experience, skills, education, and other factors.

Base Salary

The Company sets base salary ranges for every job grade and position based upon salary survey data provided by Willis Towers and in accordance with the Salary Administration Policy described above. In relation to each Named Executive Officer, base salary is set within the salary range based upon individual experience, skills, and education, as well as performance relative to individual annual goals. This process is used for both executive and non-executive positions.

Job Description Job Evaluation Market Analysis Salary Range

Incentive Compensation – Cash Incentive

The Company sets annual target cash incentive awards equal to the median of the broad-based published compensation survey group for the Executive Officers’ target cash incentive awards at other comparable companies based on data provided by Willis Towers. The Committee also used information from the proxy statements of the Company’s peer group, at the 25th percentile target, as a secondary source to set the CEO’s annual target cash incentive award. The Company has developed a “balanced score card” approach to setting goals for the annual incentive awards, which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and distribution cost per customer. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for these awards annually. See the section entitled Compensation—Compensation Discussion and Analysis—Elements of Compensation for a discussion of the balanced score card.

Incentive Compensation – Equity Compensation

The Company grants shares of restricted stock to executive participants in the Stock Plan annually. The size of the annual restricted stock award is based upon the Company’s performance, and the target award is based on market data for the median of the broad-based published compensation survey group size grant at peer group and other comparable companies, as calculated using data provided by Willis Towers. The Committee also used information from the proxy statements of the Company’s peer group, at the 25th percentile target, as a secondary source to set the CEO’s annual restricted stock award. The shares of restricted stock vest over a period of four years, and the executive must request and receive approval from either the CEO or the Company’s Chief Financial Officer (“CFO”) to sell fully vested shares.

Performance-Related Incentive Compensation

In addition to individual performance, the Company’s performance is a critical component in the determination of how each individual executive is paid relative to the market median of the broad-based published compensation survey group, as described above. Accordingly, approximately 39% (for Mr. Schoenberger) and 27% (average for the other Named Executive Officers) of the 2017 annual compensation was incentive compensation directly related to the Company’s performance.

CEO Pay Ratio

Summary

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer. The Company’s principal executive officer is Mr. Schoenberger (the “CEO”).

The Company believes the compensation program and salary administration policy should be consistent and internally equitable to motivate all employees to perform in ways that enhance shareholder value. The Company believes its compensation philosophy and processes yield an equitable result for all employees.

Methodology

To reasonably identify the median employee, the Company prepared a list of all employees (excluding the CEO) as of December 31, 2017. The list included part-time employees. As of December 31, 2017, the Company employed 498 persons of which 342 were non-union employees and 156 were union employees covered by a collective bargaining agreement.

Next, the Company extracted the taxable wages number reported in Box 1 of the 2017 Form W-2 from the Company’s payroll records for each employee, excluding the CEO. The Company did not annualize wages and salaries for those employees that were not employed for the full year of 2017. The employee population was then divided into two groups; union and non-union. The non-union group was then further divided by pay grade, of which there are 16. The Company then estimated the median salary for the union group, as well as for each pay grade within the non-union group, resulting in 17 separate median values. The Company then identified the median employee by determining the median of the 17 median values. Once identified, the Company estimated the median employee’s total annual compensation in the same manner as the “Total Compensation” shown for the CEO in the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

Results

The table below shows the information used for the calculation of the ratio of the estimated annual total compensation of the median employee identified using the methodology described above to the annual total compensation of the CEO of the Company.

2017 PAY RATIO TABLE
	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value (3) ($)	All Other Compensation (4) ($)	Total ($)

Chief Executive Officer & President	2017	675,850	681,923	650,168	996,663	429,705	3,434,309
Median Employee	2017	103,000	—	15,244	59,233	3,507	180,984

Ratio of Median Employee’s Annual Total Compensation to that of the Chief Executive Officer							1:19

NOTES :

(1)	The value shown represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the award of restricted stock granted under the Stock Plan on January 29, 2018 for results attained for 2017 performance. The grant date fair value is based on the closing price of Unitil common stock of $43.49 on January 29, 2018. See also the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(2)	The values shown include cash incentive awarded on January 29, 2018 for 2017 Management Incentive Plan results. See also the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(3)	The values shown reflect the change in pension value plus the change in the SERP value for the Chairman, CEO and President, and the change in pension value for the median employee. See also the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(4)	The value shown for the Chairman, CEO and President for the year 2017 includes use of a Company vehicle, club dues, the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2017 on the shares of restricted stock awarded in 2017, and the tax adjustment on the shares of restricted stock that vested for tax purposes in 2017 in accordance with the provisions of the Stock Plan. The value shown for the median employee includes the Company’s contribution to 401(k) account. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

Shareholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), every six years the Company must provide the opportunity for shareholders to vote, on an advisory basis, on the frequency (commonly known as a “say-on-frequency” proposal) that the say-on-pay advisory vote will be presented to shareholders. At the 2017 annual meeting of shareholders, shareholders voted (on an advisory basis) to hold a say-on-pay advisory vote annually. In light of this voting result, the Board decided to hold a say-on-pay advisory vote annually until the next required vote on the frequency of shareholder votes on the compensation of executives.

At the 2017 annual meeting of shareholders, the Company presented the required advisory (non-binding) shareholder vote on the compensation of the Company’s Named Executive Officers (commonly known as a “say-on-pay” proposal). As reported in the Company’s Form 8-K, filed with the SEC on May 1, 2017, 87% of shareholders approved by advisory vote the compensation of the Company’s Named Executive Officers. The Compensation Committee considered the results of the advisory vote by shareholders on the say-on-pay proposal presented to shareholders at the 2017 annual meeting of shareholders in its decision to make no direct changes to the Company’s executive compensation program in 2017 as a result of the vote.

The Company’s 2018 say-on-pay proposal is included in this proxy statement as Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

ELEMENTS OF COMPENSATION

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to the Company’s salary policy, which assigns each position a grade and a corresponding salary range. The Company sets salary ranges for every position based upon comparative salary data provided by Willis Towers. The midpoint of the salary range is set at the median level of the broad-based published compensation survey group when compared to similar positions at other comparable companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. For each employee (including Named Executive Officers), base salary is set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but include: quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on performance of the Company. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position in the Company (including all Executive Officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases are generally effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median of the broad-based published compensation survey group. Merit increases may also be adjusted by the Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, as recommended by Willis Towers.

Each year, Mr. Schoenberger provides an evaluation of the performance of the Company to the Compensation Committee and the Executive Committee, and discusses this evaluation with both committees in a joint meeting. The Compensation Committee and the Executive Committee then meet in executive session to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both
Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Black and Mr. Brock. The

Named Executive Officer 2017 Base Salary Increase Mr. Schoenberger 5.0% Mr. Collin 5.0% Mr. Meissner 5.0% Mr. Black 5.0% Mr. Brock 3.8%

Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers. For 2017, each Named Executive Officer received the increase set forth opposite his name in the table above.

Incentive Compensation

Management Incentive Plan

The Unitil Corporation Management Incentive Plan (the “Management Incentive Plan”) provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The Compensation Committee selects participants in the plan and establishes their individual target awards. All executives (including the Named Executive Officers) are participants in the Management Incentive Plan. The purpose of the Management Incentive Plan, which is consistent with the Company’s principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of all the Company’s stakeholders. The Management Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the annual incentive awards, annual quantitative performance goals are established by the Compensation Committee. These goals, which relate to key performance metrics selected from the Strategic Plan, are the same for all employees (including Executive Officers), with the exception of Usource employees, to ensure that employees are focused on common bottom-line business, customer service, and operational results. (Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, also as established by the Committee.) These goals are discussed below in the subsection entitled Incentive Compensation Performance Metrics and Goals. Under the Management Incentive Plan, Executive Officers receive a cash award if the quantitative goals that are set by the Committee are met. Each Executive Officer’s Management Incentive Plan target award is established as a percentage of base salary based on the market median of the broad-based published compensation survey group for his or her position when compared to other comparable companies, calculated using data provided by Willis Towers. The Committee also used information from the proxy statements of the Company’s peer group, at the 25th percentile target, as a secondary source to set the CEO’s Management Incentive Plan target award. The table below shows the Management Incentive Plan target awards for 2017 as a percentage of base salary for the Named Executive Officers.

Actual awards may be less than or greater than the target awards depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the annual incentive award under the Company’s incentive plans, including the Management Incentive Plan, and restricted stock awards under the Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease award payments when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2017 results, the Compensation Committee did not exercise any discretion to adjust the awards.

Second Amended and Restated 2003 Stock Plan

The Unitil Corporation Second Amended and Restated 2003 Stock Plan (as amended, the “Stock Plan”) was initially approved by shareholders at the 2003 annual meeting of shareholders, amended and restated on March 24, 2011, and again amended and restated, effective April 19, 2012. Participation in the Stock Plan is currently limited to Directors, Executive Officers and other employees and consultants selected by the Compensation Committee. Restricted Stock and Restricted Stock Units (“RSUs”) may be issued to participants in the Stock Plan.

Restricted Stock

Generally, in January or February of each year, the Company grants annual awards, in the form of restricted stock, to current Executive Officers and employee participants in the Stock Plan based upon the attainment of the same set of specified goals as those selected for the annual cash incentive awards discussed above. As with the annual cash incentive awards, target awards are established for each participant that generally vary based upon the job grade level of such participant’s position in the Company in accordance with survey data provided by Willis Towers. The objectives of the Stock Plan, which tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that Executive Officers have a continuing stake in the Company’s long-term success.

Named Executive Officer Target Award (% of Base Salary) Mr. Schoenberger 65% Mr. Collin 45% Mr. Meissner 45% Mr. Black 35% Mr. Brock 30%

Awards of restricted stock generally vest fully over a period of four years at a rate of 25% each year subject to continued employment with the Company. Participants holding restricted stock have the same rights as all shareholders, including the right to vote the restricted stock and to collect any cash dividends paid on the restricted stock prior to vesting. Each Executive Officer’s target restricted stock award is set by the
Compensation Committee based upon recommendations from Willis Towers, with the goal of granting a target award with a value equal to the market median of the broad-based published compensation survey group at the time of grant. The Committee also used information from the proxy statements of the Company’s peer group, at the 25th percentile target, as a secondary source to set the CEO’s target award. The values of the target restricted stock awards based on 2017 performance are shown in the table to the right.

The value of each possible award extends from a minimum of 50% of the target restricted stock award amount to a maximum of 150% of the target award amount. This award is then reduced for anticipated income taxes and Medicare taxes, with Stock Plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes.

The net restricted stock award provides a market competitive award while minimizing both dilution and volatility. In addition, the Committee may exercise discretion to vary the size of the restricted stock award, but chose not to do so for the restricted stock awards for 2017 performance.

Incentive Compensation Performance Metrics and Goals

The Company has two compensation plans in which the Named Executive Officers participate where performance metrics and goals are integrally and directly linked to the compensation awarded—the Management Incentive Plan and the Stock Plan.

Named Executive Officer Stock Plan Target Award Mr. Schoenberger $610,195 Mr. Collin $139,655 Mr. Meissner $139,655 Mr. Black $77,808 Mr. Brock $31,836 COMPENSATION COMMITTEE PROCEDURE: Annual Grant of Restricted Stock Tax Adjustment Calculation 1: Set the dollar amount of the stock award - the value of the target restricted stock award shall be equal to the value of the market median award of the broad-based published compensation survey group 2: Subtract the federal and Medicare tax impacts of the award to get the net award value 3: Divide the net award value by the current stock price to calculate a net award in shares

Performance metrics and goals are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance metric, and is reviewed and approved by the Board each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance metrics and goals are then selected by the Compensation Committee each year, and the Committee may also consider recommendations from Willis Towers. The Committee selects the target performance goals from the Strategic Plan and determines a minimum and maximum performance level for each performance metric. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the minimum determined by the Committee.

The table on the following page shows the performance metrics and goals selected by the Compensation Committee for the 2017 annual incentive awards under the Company’s incentive plans, including the Management Incentive Plan and the Stock Plan, as well as the performance results calculated for 2017.

2017 PERFORMANCE METRICS, GOALS AND RESULTS

Metric—2017	Definition	Goals	Result	Weight
Earnings Per Share (“EPS”)	Target band set based on approved budget with a $0.10 band to reflect variability based upon weather	Minimum: budget EPS minus $0.20 Target: budget EPS plus or minus $0.05 Maximum: budget EPS plus $0.10	Above Maximum	40%
Gas Safety	Response to natural gas odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum: 97% Target: 98% Maximum: 99%	Above Maximum	10%
Electric Reliability	Target set for reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum: 175 minutes Target: 143 minutes Maximum: 111 minutes	Above Maximum	10%
Customer Satisfaction	Customer satisfaction measured by direct customer survey feedback compared to the current national benchmark for residential customer satisfaction	Minimum: target minus 5% Target: national benchmark Maximum: target plus 5%	Above Target, Below Maximum	10%
Cost Per Customer	Distribution cost per customer measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum: better than most costly third of peers Target: better than peer average Maximum: in the least cost third of peers	Maximum (both electric & gas)	30%
TOTAL				100%

For the “peer utility companies” referenced in the table above, actual performance is compared to a select group of utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: Algonquin Power & Utilities Corp., Avangrid, Blackstone Gas Co., Emera, Inc., Eversource, Fortis, Inc., Gas Natural, Gaz Métro, National Grid, and NiSource, Inc.

The Compensation Committee meets annually in the first fiscal quarter following certification of the fiscal year financial results by the Company’s independent registered public accounting firm to approve the payout of the annual cash incentive awards and to approve the annual grant of restricted stock awards under the Stock Plan. The Committee approved the 2018 annual cash incentive awards and the annual grant of restricted stock awards under the Stock Plan on January 29, 2018.

Incentive Compensation Formulas

Performance Factor

For purposes of the restricted stock awards under the Stock Plan, the Performance Factor was determined based upon the Weighted Performance Factor as shown below.

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying each “weight” by the corresponding “factor” and adding the results. The “factor” is based upon where the actual performance results fall on the continuum of minimum—target—maximum, with “target” assigned a “factor” of 100%, “minimum” assigned a “factor” of 50%, and “maximum” assigned a “factor” of 150%.

As provided in the Compensation Committee Charter, the Committee has discretion to establish policies,

objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the authority to increase or decrease the annual cash incentive award payments under the Company’s incentive plans, including the Management Incentive

ANNUAL CASH INCENTIVE AWARD CALCULATION Plan Year Base Pay X Target Percent X Weighted Performance Factor = Incentive Cash Award Payment ANNUAL GRANT OF RETRICTED STOCK AWARD CALCULATION Target Restricted Stock Grant X Performance Factor = Actual Restricted Stock Grant WEIGHTED PERFORMANCE FACTOR PERFORMANCE FACTOR 50% to 69% 70% to 89% 90% to 109% 110% to 129% 130% to 150% 50% 75% 100% 125% 150%

Plan and the restricted stock awards under the Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease certain awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2017 results, the Committee did not exercise any discretion to adjust the awards.

Other Benefits

Unitil Corporation Retirement Plan (the “Retirement Plan”)

The Retirement Plan is a traditional Defined Benefit Pension Plan covering certain employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. The Retirement Plan is closed to new participants, effective January 1, 2010. New employees participate in an enhanced 401(k) plan instead of the Retirement Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)

The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been named by the Board to participate in the SERP.

See also the Pension Benefits Table in the section entitled Compensation—Compensation of Named Executive Officers for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements

The Company provides certain

executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“Change of Control Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. The Company maintains both two-year (executed in 2001 and later) and three-year (executed before 2001) Change of Control Agreements. Mr. Schoenberger, Mr. Collin, Mr. Black and Mr. Brock have three-year Change of Control Agreements, and Mr. Meissner has a two-year Change of Control Agreement in place.

SERP ENHANCEMENT OF RETIREMENT PLAN BENEFITS •all cash compensation towards the benefits formula is counted, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service (the “IRS”); •compensation received from the annual cash incentive awards in the benefits calculation is included; and•a final three-year average of salary and annual cash incentive compensation is used to determine the benefits from the SERP.

All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: (i) a change of control must occur; and (ii) an adverse employment action must occur, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. All Change of Control Agreements were amended effective June 30, 2008, with the objective of complying with the provisions of IRS Code Section 409A (“409A Amendment”). See also the section entitled Compensation—Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the Change of Control Agreements.

Employment Agreement - Robert G. Schoenberger

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Schoenberger, which was effective November 1, 2015 for a term of three years, with an end date of October 31, 2018. Upon his voluntary retirement from the Company, Mr. Schoenberger’s employment will end. See also the section entitled Recent Events. For a detailed description of the Employment Agreement, see the sections entitled Compensation—Compensation of Named Executive Officers—Employment Agreement of the Chief Executive Officer and Compensation—Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control.

Executive Perquisites

The Company limits the use of perquisites as a method of compensation. In 2017, Mr. Schoenberger received reimbursement for a club membership and was also provided with a Company automobile for both business and personal use. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers. Both of these perquisites were provided to Mr. Schoenberger pursuant to his Employment Agreement. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

INTERNAL REVENUE CODE SECTION 162(M)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO, CFO and certain Executive Officers. However, for the 2017 tax year, this deduction limitation did not apply to compensation that constituted “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations, as then in effect. The Compensation Committee considers the limitations on deductions imposed by Section 162(m) of the Code and, for the 2017 tax year, the exception for “qualified performance-based compensation.” Beginning in 2018, the “qualified performance-based compensation” exception under Section 162(m) of the Code will be eliminated, other than with respect to compensation payable pursuant to a written binding contract that was in effect on

November 2, 2017 and is not materially modified after that date. The Committee reserves its right to authorize executive compensation that may or may not be subject to the deduction limitations of Section 162(m) of the Code when it believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

STOCK OWNERSHIP REQUIREMENT FOR EXECUTIVE OFFICERS

The Company does not have a formal policy requiring stock ownership by Executive Officers. One of the key objectives of the Stock Plan is to promote ownership of the Company’s stock by members of management, including Executive Officers. The Company believes the Stock Plan has been successful in this objective.

OTHER EMPLOYEE BENEFITS

Active Employee Benefits

The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan (which includes company matching contributions), and other ancillary benefits plans and policies.

Retired Employee Benefits

The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, the Company will subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears above.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

Dr. Robert V. Antonucci, David P. Brownell, Lisa Crutchfield (chair), Eben S. Moulton and Dr. Sarah P. Voll

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows the information specified in paragraph (c)(2) of Item 402 of Regulation S-K concerning the compensation of the CEO, the CFO and the Company’s three other most highly compensated officers for each of fiscal years 2015, 2016 and 2017.

SUMMARY COMPENSATION TABLE
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards $	Non-Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger	2017	675,850	—		681,923	—	650,168	996,663	429,705	(5)	3,434,309
Chairman of the Board, Chief	2016	643,648	—		668,556	—	581,536	790,531	414,804		3,099,075
Executive Officer & President	2015	614,168	—		669,588	—	501,161	747,052	356,961		2,888,931
Mark H. Collin	2017	341,150	—		156,129	—	227,206	624,209	71,466	(6)	1,420,160
Senior Vice President, Chief	2016	324,880	—		152,813	—	203,212	351,731	72,532		1,105,168
Financial Officer & Treasurer	2015	310,000	—		153,164	—	189,720	148,101	71,366		872,351
Thomas P. Meissner, Jr.	2017	341,150	—		156,129	—	227,206	533,053	252,912	(7)	1,510,450
Senior Vice President &	2016	324,880	—		152,813	—	203,212	290,012	55,163		1,026,080
Chief Operating Officer	2015	310,000	—		153,164	—	189,720	120,695	47,578		821,157
Todd R. Black	2017	247,900	—		86,980	—	128,412	270,349	41,913	(8)	775,464
Senior Vice President,	2016	236,090	—		85,502	—	114,858	149,364	33,712		619,526
Unitil Service	2015	224,848	—		85,581	—	107,028	49,192	30,275		496,924
Laurence M. Brock (9)	2017	211,805	31,313	(10)	36,097	—	94,041	161,147	21,647	(11)	556,050
Controller & Chief Accounting	2016	—	—		—	—	—	—	—		—
Officer	2015	—	—		—	—	—	—	—		—

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.

(2)	Values shown in column (e) represent the grant date fair value, calculated in accordance with FASB ASC Topic 718 and based on the closing price of Unitil common stock on the date of grant, of awards of restricted stock granted under the Stock Plan for results attained during the years 2015 – 2017. Stock Plan grants were made January 26, 2016 for 2015 results at a price of $36.73, January 30, 2017 for 2016 results at a price of $45.48, and January 29, 2018 for 2017 results at a price of $43.49. See also the Grants of Plan-Based Awards Table in the section entitled Compensation—Compensation of Named Executive Officers.

(3)	The terms of the Management Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see the section entitled Compensation—Compensation Discussion and Analysis). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on January 26, 2016 for 2015 Management Incentive Plan results, January 30, 2017 for 2016 Management Incentive Plan results, and January 29, 2018 for 2017 Management Incentive Plan results. See also the Grants of Plan-Based Awards Table in the section entitled Compensation—Compensation of Named Executive Officers.

NOTES, continued:

(4)	The amounts shown reflect the change in pension value (for Mr. Schoenberger, Mr. Collin, Mr. Meissner, and Mr. Black) plus the change in the SERP value (for Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black.) Mr. Brock does not participate in the SERP. The Company does not have a non-qualified deferred compensation plan.

(5)	All Other Compensation for Mr. Schoenberger for the year 2017 includes use of a Company vehicle, club dues, the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2017 on the 14,700 shares of restricted stock awarded in 2017, and the tax adjustment on the 14,700 shares of restricted stock that vested for tax purposes in 2017 in accordance with the provisions of the Stock Plan, which is valued at $383,139. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Schoenberger reached retirement eligibility age in 2012, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Schoenberger’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation—Compensation of Named Executive Officers—Equity Compensation Plan Information.

(6)	All Other Compensation for Mr. Collin for the year 2017 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2017 on the 3,360 shares of restricted stock awarded in 2017, and the tax adjustment on the 3,360 shares of restricted stock that vested for tax purposes in 2017 in accordance with the provisions of the Stock Plan, which is valued at $57,528. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Collin reached retirement eligibility age in 2014, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Collin’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation—Compensation of Named Executive Officers—Equity Compensation Plan Information.

(7)	All Other Compensation for Mr. Meissner for the year 2017 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2017 on the 3,360 shares of restricted stock awarded in 2017, and the tax adjustment on the 9,182 shares of restricted stock that vested for tax purposes in 2017 in accordance with the provisions of the Stock Plan, which is valued at $238,974. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Meissner reached retirement eligibility age in 2017, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Meissner’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation—Compensation of Named Executive Officers—Equity Compensation Plan Information.

(8)	All Other Compensation for Mr. Black for the year 2017 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2017 on the 1,880 shares of restricted stock awarded in 2017, and the tax adjustment on the 1,725 shares of restricted stock that vested in 2017 in accordance with the provisions of the Stock Plan, which is valued at $30,106.

(9)	Mr. Brock was not a Named Executive Officer in fiscal years 2015 and 2016.

(10)

Mr. Brock received a Chairman’s Award for exceptional performance in 2017. The Chairman’s Award is an award which is open to all employees for outstanding contributions during the year. Mr. Brock was nominated for a Chairman’s Award by Mr. Schoenberger for his exemplary performance in project management and leadership of the multi-year implementation of the Company’s new customer information system, which was completed in 2017.

NOTES, continued:

Mr. Brock was awarded 720 shares of restricted stock on January 29, 2018, which are valued at $31,313 based on the closing price of Unitil common stock on the award date. Mr. Brock’s shares of restricted stock will vest 25% annually beginning on January 29, 2019.

(11)	All Other Compensation for Mr. Brock for the year 2017 includes the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2017 on the 770 shares of restricted stock awarded in 2017, and the tax adjustment on the 770 shares of restricted stock that vested for tax purposes in 2017 in accordance with the provisions of the Stock Plan, which is valued at $13,184. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Brock reached retirement eligibility age in 2008, under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Brock’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation—Compensation of Named Executive Officers—Equity Compensation Plan Information.

Reported Versus Realized Pay in 2017

Since total reported pay for each Named Executive Officer in the 2017 Summary Compensation Table is comprised of a significant amount of potential pay, pay actually realized each year is also calculated. This total may include incentive compensation paid in 2017 for the prior year, and equity compensation that was granted in prior years, but vested in 2017. Generally, realized pay does not include the change in pension value or the value of restricted stock that is unvested at the time of grant. The table below shows realized pay in 2017 for each Named Executive Officer, as well as the percentage of realized pay to reported pay. For the years 2015 to 2017, in the aggregate, realized pay was an average of 62% of reported pay.

2017 REALIZED PAY
Name	Salary ($)	Restricted Stock Vested in 2017 (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)	Percentage of 2017 Reported Pay (4) (%)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Robert G. Schoenberger	675,850	628,170	581,536	429,705	2,315,261	67%
Mark H. Collin	341,150	150,041	203,212	71,466	765,869	54%
Thomas P. Meissner, Jr.	341,150	150,041	203,212	252,912	947,315	63%
Todd R. Black	247,900	79,970	114,858	41,913	484,641	63%
Laurence M. Brock	211,805	41,561	85,070	21,647	360,083	65%

NOTES:

(1)	The values shown in column (c) represent the total value of shares of Restricted Stock that vested in 2017, and includes (i) shares that vested on February 3, 2017 at a closing price of $45.90 pursuant to the terms of the restricted stock awards granted on February 4, 2013, (ii) shares that vested on January 31, 2017 at a closing price of $45.77 pursuant to the terms of the restricted stock awards granted on January 31, 2014, (iii) shares that vested on January 26, 2017 at a closing price of $46.70 pursuant to the terms of the restricted stock awards granted on January 26, 2015, and (iv) shares that vested on January 26, 2017 at a closing price of $46.70 pursuant to the terms of the restricted stock awards granted on January 26, 2016. This information is also included in the Options Exercised and Stock Vested Table in the section entitled Compensation—Compensation of Named Executive Officers.

(2)	The amounts shown for each Named Executive Officer reflect the cash incentive awarded on January 30, 2017 for 2016 Management Incentive Plan results. Each cash award was paid at 139% of Target. See also column (g) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(3)	The amounts shown for each Named Executive Officer reflect the amounts also shown in column (i) of the Summary Compensation Table. Compensation in the “All Other Compensation” category for 2017 was fully realized.

(4)	The values shown for each Named Executive Officer reflect the percentage of total reported pay as shown in the Summary Compensation Table on the preceding pages.

Grants of Plan-Based Awards

The table below provides information with respect to the grants of plan-based awards, including Management Incentive Plan awards and Stock Plan awards, made to the Named Executive Officers for the year 2017.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2017
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold	Target	Max	Threshold	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Schoenberger	1/29/18	(3)	219,651	439,303	658,954	—	—	—	—	—
	1/29/18	(4)	—	—	—	5,230	10,450	15,680	—	681,923
Mark H. Collin	1/29/18	(5)	76,759	153,518	230,276	—	—	—	—	—
	1/29/18	(6)	—	—	—	1,200	2,390	3,590	—	156,129
Thomas P. Meissner, Jr.	1/29/18	(7)	76,759	153,518	230,276	—	—	—	—	—
	1/29/18	(8)	—	—	—	1,200	2,390	3,590	—	156,129
Todd R. Black	1/29/18	(9)	43,383	86,765	130,148	—	—	—	—	—
	1/29/18	(10)	—	—	—	670	1,330	2,000	—	86,890
Laurence M. Brock	1/29/18	(11)	31,771	63,542	95,312	—	—	—	—	—
	1/29/18	(12)	—	—	—	280	550	830	—	36,097

NOTES:

(1)	The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.

(2)	The “Threshold” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation—Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Stock Plan.

(3)	The Compensation Committee selected the performance metrics and goals for the 2017 Management Incentive Plan awards on March 9, 2017, and payment was made on January 29, 2018. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2018 based on 2017 performance. Mr. Schoenberger’s actual award was 148% of Target, for a total award of $650,168. See also column (g) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(4)	The estimated future payout information shown for the Stock Plan is for a grant in 2018 based on 2017 performance. Mr. Schoenberger’s actual stock award was 150% of Target, for a total award of 15,680 shares of restricted stock with a closing market price of $43.49 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation—of Named Executive Officers.

(5)	The Compensation Committee selected the performance metrics and goals for the 2017 Management Incentive Plan awards on March 9, 2017, and payment was made on January 29, 2018. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2018 based on 2017 performance. Mr. Collin’s actual award was 148% of Target, for a total award of $227,206. See also column (g) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

NOTES, continued:

(6)	The estimated future payout information shown for the Stock Plan is for a grant in 2018 based on 2017 performance. Mr. Collin’s actual stock award was 150% of Target, for a total award of 3,590 shares of restricted stock with a closing market price of $43.49 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(7)	The Compensation Committee selected the performance metrics and goals for the 2017 Management Incentive Plan awards on March 9, 2017, and payment was made on January 29, 2018. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2018 based on 2017 performance. Mr. Meissner’s actual award was 148% of Target, for a total award of $227,206. See also column (g) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(8)	The estimated future payout information shown for the Stock Plan is for a grant in 2018 based on 2017 performance. Mr. Meissner’s actual stock award was 150% of Target, for a total award of 3,590 shares of restricted stock with a closing market price of $43.49 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(9)	The Compensation Committee selected the performance metrics and goals for the 2017 Management Incentive Plan awards on March 9, 20167 and payment was made on January 29, 2018. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2018 based on 2017 performance. Mr. Black’s actual award was 148% of Target, for a total award of $128,412. See also column (g) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(10)	The estimated future payout information shown for the Stock Plan is for a grant in 2018 based on 2017 performance. Mr. Black’s actual stock award was 150% of Target, for a total award of 2,000 shares of restricted stock with a closing market price of $43.49 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(11)	The Compensation Committee selected the performance metrics and goals for the 2017 Management Incentive Plan awards on March 9, 2017, and payment was made on January 29, 2018. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2018 based on 2017 performance. Mr. Brock’s actual award was 148% of Target, for a total award of $94,041. See also column (g) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

(12)	The estimated future payout information shown for the Stock Plan is for a grant in 2018 based on 2017 performance. Mr. Brock’s actual stock award was 150% of Target, for a total award of 830 shares of restricted stock with a closing market price of $43.49 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers.

NON-EQUITY COMPENSATION PLAN INFORMATION

Management Incentive Plan

The Management Incentive Plan, in which all Named Executive Officers participate, was established in December 1998. On June 5, 2013, the Management Incentive Plan was amended and restated to clarify that the Compensation Committee selects participants in the plan and establishes their individual target awards. The plan provides cash incentive payments that are tied directly to achievement of the Company’s performance metrics and goals. If the Company achieves the performance metrics and goals selected by the Committee, then the Company makes the cash incentive payments to participants early in the year following such achievement.

On March 9, 2017, the Compensation Committee selected annual performance metrics and goals and target annual cash incentive awards for 2017 under the Management Incentive Plan. Based on 2017 results achieved as compared to the 2017 Management Incentive Plan performance goals, 148% of the target amount was earned, and the Committee approved payments of 148% of the target amount for Management Incentive Plan participants on January 29, 2018. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation—Compensation Discussion and Analysis.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plan

The Stock Plan is an equity-based plan in which selected management employees, including all Named Executive Officers, participate. Awards under the Stock Plan vary each year based on the achievement of the prior year’s annual incentive award performance goals. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation Discussion and Analysis.

Based on 2017 results described above, awards of restricted stock were granted at 150% of the target amount. The Compensation Committee granted awards to Stock Plan participants on January 29, 2018. Grants of restricted stock generally vest at a rate of 25% per year beginning in the year following the year of the grant. All shares of restricted stock, regardless of vesting status, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2017, the Company paid four quarterly non-preferential dividends of $0.36 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

The Compensation Committee sets the target restricted stock awards based upon recommendations from Willis Towers, with the goal of granting a target award with a value equal to the market median of the broad-based published compensation survey group at the time of the grant. The Committee also used information from the proxy statements of the Company’s peer group, at the 25th percentile target, as a secondary source to set the CEO’s target award. This award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating participants’ sale of vested shares that may be otherwise completed to pay personal income taxes. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation—Compensation Discussion and Analysis.

The restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted stock is subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or in connection with a change of control. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income. Upon the occurrence of death, disability, or a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted stock will immediately lapse. The term “change of control” is defined in the section entitled Compensation—Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

Salary in Proportion to Total Compensation

The table below provides information with respect to salary in proportion to total compensation for Named Executive Officers for the year 2017.

SALARY IN PROPORTION TO TOTAL COMPENSATION
Name	Salary ($)	Total Compensation ($)	Salary as a % of Total Compensation
(a)	(b)	(c)	(d)
Robert G. Schoenberger	675,850	3,434,309	19.7%
Mark H. Collin	341,150	1,420,160	24.0%
Thomas P. Meissner, Jr.	341,150	1,510,450	22.6%
Todd R. Black	247,900	775,464	32.0%
Laurence M. Brock	211,805	556,050	38.1%

Option Exercises & Stock Vested

The table below provides information with respect to the shares of stock granted under the Stock Plan in previous years that vested during 2017.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting (2) ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger	—	—	13,547	628,170
Mark H. Collin	—	—	3,235	150,041
Thomas P. Meissner, Jr.	—	—	3,235	150,041
Todd R. Black	—	—	1,725	79,970
Laurence M. Brock	—	—	898	41,561

NOTES:

(1)	The Company has no option plan and no option awards outstanding.

(2)	Reflects the value of restricted stock based on a total of (i) the closing price of $45.90 for shares that vested on February 3, 2017 pursuant to the terms of the restricted stock awards granted on February 4, 2013, (ii) the closing price of $45.77 for shares that vested on January 31, 2017 pursuant to the terms of the restricted stock awards granted on January 31, 2014, (iii) the closing price of $46.70 for shares that vested on January 26, 2017 pursuant to the terms of the restricted stock awards granted on January 26, 2015, and (iv) the closing price of $46.70 for shares that vested on January 26, 2017 pursuant to the terms of the restricted stock awards granted on January 26, 2016.

Outstanding Equity Awards at Fiscal Year End

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2017, which includes unvested stock awards granted under the Stock Plan. The Company has no option plan and no option awards outstanding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares Or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)
Robert G. Schoenberger	3,508 7,930 13,673 14,700	(2) (3) (4) (5)	160,012 361,767 623,739 670,614	— — — —	— — — —
Mark H. Collin	675 2,020 3,128 3,360	(2) (3) (4) (5)	30,794 92,152 142,677 153,283	— — — —	— — — —
Thomas P. Meissner, Jr.	675 2,020 3,128 3,360	(2) (3) (4) (5)	30,794 92,152 142,677 153,283	— — — —	— — — —
Todd R. Black	383 940 1,748 1,880	(2) (3) (4) (5)	17,450 42,883 79,721 85,766	— — — —	— — — —
Laurence M. Brock	245 460 713 770	(2) (3) (4) (5)	11,177 20,985 32,504 35,127	— — — —	— — — —

NOTES:

(1)	Based on the closing price of Unitil common stock as of December 31, 2017, which was $45.62.

(2)	Shares of restricted stock were granted on January 31, 2014 pursuant to the Stock Plan which vested 25% on January 30, 2015, 25% on February 1, 2016, and 25% on January 31, 2017. The unvested shares shown in the table (25% of the total 2014 grant) fully vested on January 31, 2018.

(3)	Shares of restricted stock were granted on January 26, 2015 pursuant to the Stock Plan which vested 25% on January 26, 2016, and 25% on January 26, 2017. The unvested shares shown in the table (50% of the total 2015 grant) vested an additional 25% on January 26, 2018; and will further vest 25% on January 26, 2019.

(4)	Shares of restricted stock were granted on January 26, 2016 pursuant to the Stock Plan which vested 25% on January 26, 2017. The unvested shares shown in the table (75% of the total 2016 grant) vested an additional 25% on January 26, 2018; and will further vest 25% on January 26, 2019, and January 26, 2020, respectively.

(5)	Shares of restricted stock were granted on January 30, 2017 pursuant to the Stock Plan. The unvested shares shown in the table (100% of the total 2017 grant) vested 25% on January 30, 2018; and will further vest 25% on January 30, 2019, January 30, 2020, and January 30, 2021, respectively.

EMPLOYMENT AGREEMENT

Mr. Schoenberger is currently the only employee who has an Employment Agreement with the Company, the term of which is November 1, 2015 through October 31, 2018. The Employment Agreement also provides that Mr. Schoenberger will participate in the Management Incentive Plan, the SERP, other employee benefit plans available to the Company’s executives, and the Company’s stock plans (which include the Stock Plan). The Employment Agreement also states that Mr. Schoenberger’s Change of Control Agreement will remain in effect. The Employment Agreement’s termination provisions are discussed below under the section entitled Compensation—Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control.

THE RETIREMENT PLAN

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, contributions are made by Unitil generally for all participants, and no amounts were contributed or accrued specifically for the benefit of any Executive Officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. Please see the section entitled Compensation—Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan, which became effective on June 1, 2013.

The Retirement Plan provides participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. As of December 31, 2017, Mr. Collin, Mr. Meissner, and Mr. Brock are the Named Executive Officers eligible for early retirement benefits under the Retirement Plan. Mr. Schoenberger is eligible for normal retirement. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries. The formula for determining annual benefits under the Retirement Plan’s life annuity option is shown below.

Pension Benefits

The table below provides information with respect to the actuarial present value of the accumulated benefit under the Retirement Plan and the SERP for all Named Executive Officers as of December 31, 2017.

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger	Retirement Plan SERP	20 20	1,369,767 6,522,460	—
Mark H. Collin	Retirement Plan SERP	29 29	1,415,293 1,043,434	—
Thomas P. Meissner, Jr.	Retirement Plan SERP	23 23	1,079,002 814,471	—
Todd R. Black	Retirement Plan SERP	20 20	788,579 215,715	—
Laurence M. Brock	Retirement Plan	22	1,145,057	—

NOTES:

(1)	The present value amounts calculated by the Company’s actuary are based on assumptions for the growth of the Company’s 401(k) contribution (SERP only), participant’s salary, and participant’s age. The Retirement Plan present value of accumulated benefit was calculated using a discount rate of 3.58%, and a discount factor of 3.50%. The SERP present value of accumulated benefit was calculated using a discount rate of 3.46%, and a discount factor of 3.50%.

ANNUAL BENEFITS UNDER RETIREMENT PLAN LIFE ANNUITY OPTION FORMULA 2% of average annual salary for each of the first 20 years of benefit service (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) plus (+) 1% of average annual salary for each of the next 10 years of benefit service plus (+) 1/2% of average annual salary for each year of benefit service in excess of 30 minus(-) 50% of age 65 annual Social Security benefit (as defined in the Retirement Plan) minus(-) any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. As of December 31, 2017, Mr. Schoenberger, Mr. Collin, Mr. Meissner, and Mr. Black have been selected by the Board to receive SERP benefits upon attaining normal retirement eligibility, which occurs when the participant attains age 65, or early retirement eligibility, which occurs when the participant attains both age 55 and has completed 15 years of service. For a participant who elects to begin receiving early retirement benefits under the SERP prior to attaining age 60, the benefits are reduced by 0.417 of 1% for each full calendar month that commencement of benefits precedes attainment of age 60. As of December 31, 2017, of the Named Executive Officers participating in the SERP, Mr. Collin and Mr. Meissner are eligible for early retirement. Mr. Schoenberger is eligible for normal retirement.

If a participant terminates employment for any reason prior to retirement, other than due to death or in connection with a change in control as described below, the participant will not be entitled to any benefits under the SERP. Annual benefits are based on an amount equal to 60% of a participant’s final average earnings, which includes annual salary and annual cash incentives, less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer, and less income that a participant receives as a primary Social Security benefit.

If a change in control occurs and a participant’s employment terminates prior to the earlier to occur of the participant being eligible for retirement or early retirement, then the participant will begin to receive benefits on the earlier to occur of the date on which they would have attained normal or early retirement eligibility. In this case, the participant’s benefits would be determined by assuming the participant had remained employed and continued to accrue additional years of service. The term “change in control” as used in the SERP is defined in the section entitled Compensation—Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of employment following a change of control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control that are payable to Mr. Schoenberger are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid in the event of an adverse employment action following a change of control of the Company. In addition, the Stock Plan provides that unvested restricted stock will vest immediately upon (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan), (iii) retirement or (iv) a change of control of the Company (as defined in the Stock Plan). The Management Incentive Plan also provides that unvested awards under the plan are forfeited if the participant’s employment terminates other than by reason of (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan) or (iii) retirement at or after attaining age 55.

Change of Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (i) a change of control must occur (upon which the agreement becomes effective); and (ii) an adverse employment action must occur during the term of the agreement, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. The term of each Change of Control Agreement begins upon a change of control of the Company. Double trigger Change of Control Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. The terms “change of control” and “cause” and “good reason” are defined in the section entitled Compensation—Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

Estimated Present Value of Benefits

The following tables show the payments and benefits the Named Executive Officers would have received in connection with a variety of employment termination scenarios, as well as upon a change of control, assuming that employment termination or the change of control was effective as of December 31, 2017. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company. All of the payments and benefits described below would be provided by the Company or its subsidiaries.

ESTIMATED PRESENT VALUE OF BENEFITS
Named Executive Officer: Robert G. Schoenberger	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (without a Change of Control) (1) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	With or without a Change of Control (2)(6) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	2,304,067	—	—	—	—	3,339,563
2017 Management Incentive Plan Award	—	650,923	—	650,923	—	—
Benefits:
Additional Pension Benefit (8)	—	—	—	—	—	98,325

Additional 401(k) Match	—	—	—	—	—	23,549

Insurance Continuation (9)	96,659	—	—	—	—	96,659
Accelerated Vesting of Restricted Stock (10)	—	1,816,178	—	1,816,178	1,816,178	1,816,178
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	1,302,960
Total	2,400,726	2,467,101	—	2,467,101	1,816,178	6,677,234

ESTIMATED PRESENT VALUE OF BENEFITS
Named Executive Officer: Mark H. Collin	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	With or without a Change of Control (2)(5) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	1,482,219
2017 Management Incentive Plan Award	—	227,206	—	227,206	—	—
Benefits:
Additional Pension Benefit (8)	—	—	—	—	—	178,203

Additional 401(k) Match	—	—	—	—	—	23,549

Insurance Continuation (9)	—	—	—	—	—	66,545
Accelerated Vesting of Restricted Stock (10)	—	418,906	—	418,906	418,906	418,906
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	678,255
Total	—	646,112	—	646,112	418,906	2,847,677

ESTIMATED PRESENT VALUE OF BENEFITS
Named Executive Officer: Thomas P. Meissner, Jr.	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	With or without a Change of Control (2)(5) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	1,005,042
2017 Management Incentive Plan Award	—	227,206	—	227,206	—	—
Benefits:
Additional Pension Benefit (8)	—	—	—	—	—	210,040

Additional 401(k) Match	—	—	—	—	—	15,968

Insurance Continuation (9)	—	—	—	—	—	61,153
Accelerated Vesting of Restricted Stock (10)	—	418,906	—	418,906	418,906	418,906
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	—
Total	—	646,112	—	646,112	418,906	1,711,109

ESTIMATED PRESENT VALUE OF BENEFITS
Named Executive Officer: Todd R. Black	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	With or without a Change of Control (2) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	996,799
2017 Management Incentive Plan Award	—	128,412	—	—	—	—
Benefits:
Additional Pension Benefit (8)	—	—	—	—	—	61,871

Additional 401(k) Match	—	—	—	—	—	23,549

Insurance Continuation (9)	—	—	—	—	—	88,260
Accelerated Vesting of Restricted Stock (10)	—	225,865	—	—	225,865	225,865
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	466,215
Total	—	354,277	—	—	225,865	1,862,559

ESTIMATED PRESENT VALUE OF BENEFITS
Named Executive Officer: Laurence M. Brock	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (without a Change of Control) ($)	Due to Death or Disability (with or without a Change of Control) (2)(3) ($)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (without a Change of Control) (4) ($)	With or without a Change of Control (2)(6) ($)	Without Adverse Employment Action (2) ($)	With Adverse Employment Action (7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	819,300
2017 Management Incentive Plan Award	—	94,041	—	94,041	—	—
Benefits:
Additional Pension Benefit (8)	—	—	—	—	—	153,596

Additional 401(k) Match	—	—	—	—	—	23,549

Insurance Continuation (9)	—	—	—	—	—	63,870
Accelerated Vesting of Restricted Stock (10)	—	99,862	—	99,862	99,862	99,862
Estimated Amount of Excise Tax Gross Up	—	—	—	—	—	418,296
Total	—	193,903	—	193,903	99,862	1,578,473

NOTES:

(1)	Unless otherwise noted, the amounts shown are the estimated present value calculated using a discount rate of 3.58% and a discount factor of 3.50%. The total for this column was calculated by adding (i) the present value of two years’ base salary and two years’ Management Incentive Plan cash award; and (ii) the present value of two years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above.

(2)	The totals for these columns include payments of the 2017 Management Incentive Plan awards based on actual 2017 performance for participants whose employment with Unitil is assumed to have terminated due to death (all Named Executive Officers), disability (all Named Executive Officers) or retirement at or after attaining age 55 (Mr. Schoenberger, Mr. Collin, Mr. Meissner, and Mr. Brock). The totals for these columns also include the value of all unvested restricted stock held pursuant to the Stock Plan, which would accelerate vesting upon the occurrence of the specific event. See footnote 10 for a discussion of how this value was calculated. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above. The form or amount of any payment or benefit under the Retirement Plan and the SERP would not be enhanced in connection with (i) the individual’s death or disability (without a change of control), or (ii) a change of control (without an adverse employment action).

NOTES, continued:

(3)	In the event of death, the actuarial present value of benefits under the Retirement Plan would be decreased from the amounts shown in the Pension Benefits Table above to $733,478 for Mr. Schoenberger, $1,038,099 for Mr. Collin, $533,548 for Mr. Meissner, $389,712 for Mr. Black, and $611,271 for Mr. Brock. In the event of death, the actuarial present value of the benefit under the SERP would be decreased from the amounts shown in the Pension Benefits Table above to $3,495,061 for Mr. Schoenberger, $762,015 for Mr. Collin, $581,024 for Mr. Meissner, and $156,455 for Mr. Black. Mr. Brock does not participate in the SERP.

(4)	If the individual’s employment is terminated by the Company for cause or due to a voluntary termination by the individual other than for good reason or retirement (without a Change of Control), the individual would not be entitled to any severance payments or other benefits and any unvested shares of restricted stock would be forfeited.

(5)	In the event of retirement, the actuarial present value of benefits under the Retirement Plan would be increased from the amounts shown in the Pension Benefits Table above to $1,962,860 for Mr. Collin, and $1,474,883 for Mr. Meissner. In the event of retirement, the actuarial present value of the benefit under the SERP would be increased from the amount shown in the Pension Benefits Table above to $1,439,780 for Mr. Collin, and $1,103,841 for Mr. Meissner.

(6)	In the event of retirement, the actuarial present value of benefits under both the Retirement Plan and the SERP would be unchanged from the amounts shown in the Pension Benefits Table above for Mr. Schoenberger because he has reached normal retirement age, 65. In the event of retirement, the actuarial present value of benefits under the Retirement Plan would be unchanged from the amount shown in the Pension Benefits Table above for Mr. Brock because for the purpose of present value calculation, valuation age is determined using age at nearest birthday to December 31, 2017, which in this instance is age 65, or normal retirement age.

(7)	Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits (with an adverse employment action) and were calculated using a discount rate of 3.58% and a discount factor of 3.50%. The totals for column (g), Change of Control (with an adverse employment action) in the tables above were calculated by adding (i) the present value of three years’ (for Mr. Schoenberger, Mr. Collin, Mr. Black and Mr. Brock) or two years’ (for Mr. Meissner) base salary and target Management Incentive Plan cash award; (ii) the present value of the benefit, in addition to the amount reflected in the Pension Benefit Table above, the individual would have received under the Retirement Plan and the SERP, based on an additional two or three years of service credit for eligibility and benefit purposes pursuant to the individual’s Change of Control Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k) assuming two or three additional years of continued employment after the termination date pursuant to the individual’s Change of Control Agreement; (iv) the value of all unvested restricted stock held (see footnote 10 for a discussion of how this value was calculated), which would accelerate upon the occurrence of the specified event; (v) the present value of two or three years’ medical, dental and life insurance continuation for the individual and his eligible dependents, including an amount that would reflect a gross up for tax purposes on the cost of such continued coverage pursuant to the individual’s Change of Control Agreement; and (vi) the estimated amount of excess parachute excise tax gross-up that is equal to the 20% excise tax (which excise tax is itself grossed up for taxes) on the amount of severance and other benefits payable on December 31, 2017 that exceeds the individual’s average W-2 earnings for the years 2013 to 2017. The benefits provided under the Change of Control Agreements are payable in the form of a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments. Each Change of Control Agreement also provides for continued participation in the Company’s group medical, dental and life insurance plans for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs.

(8)	The amount shown is the estimated present value of the additional pension benefit, which includes benefits under the Retirement Plan which were calculated using a discount rate of 3.58% and a discount factor of 3.50%, and benefits under the SERP (for Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black) which were calculated using a discount rate of 3.46% and a discount factor of 3.50%.

NOTES, continued:

(9)	The amounts shown are the estimated present value of insurance continuation and were calculated using a discount rate of 3.66% and a discount factor of 3.50%.

(10)	The amounts shown are equal to the total number of restricted shares that would have vested upon the occurrence of the specified event, multiplied by the closing stock price on the last business day of the year (December 29, 2017) of $45.62.

Definition of Change of Control, Cause & Good Reason

Change of Control

A “change of control” is defined in the Change of Control Agreements and the SERP as noted below. Should the change of control be approved by shareholders, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

CHANGE OF CONTROL: CHANGE OF CONTROL AGREEMENTS & SERP (i) any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 130 filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended; (ii) any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question Is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil; (iii) the shareholders of Unitll approve (a) any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or (iv) there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Cause

“Cause” is defined in the Change of Control Agreements as the occurrence of any of the events noted below.

Good Reason

“Good reason” is defined in the Change of Control Agreements as noted below. None of the events listed below will constitute “good reason” unless the employee has given written notice to the Company, specifying the event relied upon for such termination within 90 days after the occurrence of the event and the Company has not remedied the event within 30 days of receipt of the notice.

CAUSE: CHANGE OF CONTROL AGREEMENTS (i) the employee’s conviction for the commission of a felony; or (ii) the employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board at which the employee is provided an opportunity to be heard. GOOD REASON: CHANGE OF CONTROL AGREEMENTS (i) a material diminution in the employee’s base compensation; (ii) a material diminution in the employee’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including, if the employee reports directly to the Board, a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the employee retains authority; (v) a material change in the geographic location at which the employee must perform services, which the Company has determined to include a change in the employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date that the Change of Control Agreement becomes effective to a location more than 50 miles from such principal place of business; or (vi) any other action that constitutes a material breach by the Company of the Change of Control Agreement.

Change of Control

A “change of control” is defined in the Stock Plan as noted below.

Employment Agreement of the Chief Executive Officer

Mr. Schoenberger’s Employment Agreement provides that (i) it does not affect Mr. Schoenberger’s rights or obligations under the Severance Agreement dated June 30, 2008 (“Mr. Schoenberger’s Change of Control Agreement”) and (ii) as long as Mr. Schoenberger’s Change of Control Agreement is not in effect, it does not affect the Employment Agreement or Mr. Schoenberger’s rights or obligations under the Employment Agreement. As discussed in the section entitled Compensation—Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control, Mr. Schoenberger’s Change of Control Agreement provides for severance benefits upon termination of employment following a change in control of the Company. Mr. Schoenberger’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

CHANGE OF CONTROL: STOCK PLAN (i) any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 13D filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended; (ii) any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil; (iii) consummation of a transaction that involves (a) any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or (iv) there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Under the terms of the Employment Agreement, the Company may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment with good reason, then the Company shall pay Mr. Schoenberger (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that the Company would have incurred to provide group medical, dental and life insurance coverage to Mr. Schoenberger and his eligible dependents for two years (grossed up for tax purposes). The estimated amounts of the lump sum payments as of December 31, 2017 are shown in the table above.

Definitions Under the Employment Agreement

“Cause” and “good reason” are defined under the Employment Agreement as noted below.

None of the events noted will constitute “good reason” unless the executive gives the Company notice of his termination for good reason within 90 days of the initial existence of the event and the executive gives the Company 30 days prior written notice and the Company fails to cure the event condition within the 30 day period.

Employment Agreement: Estimated Lump Sum Payments Base Salary and Bonus $2,253,296 Group Medical, Dental and Insurance Coverage $50,771 CAUSE: EMPLOYMENT AGREEMENT (i) the failure by the executive to substantially perform his duties under the Employment Agreement other than due to his incapacity or physical or mental illness; (ii) the willful violation by the executive of any of his material obligations under the Employment Agreement; (iii) the willful engaging by the executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or (iv) the executive’s conviction of a felony. GOOD REASON: EMPLOYMENT AGREEMENT (i) a material diminution in the executive’s authority, duties or responsibilities or the Company requiring the executive to report to a corporate officer or employee rather than reporting directly to the Board; (ii) a material change in the geographic location at which the executive must perform services, which the Company has determined to include a change in the executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of the Employment Agreement to a location more than 50 miles from such principal place of business; (iii) a material diminution in the executive’s base compensation; or (iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

If Mr. Schoenberger terminates his employment for any reason other than “good reason,” or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement. Further, upon Mr. Schoenberger’s retirement, the Company will remit on his behalf all applicable Medicare taxes due and payable on the then present value of the SERP benefits, as well as any Federal, State, city, local or payroll taxes payable upon the Medicare tax payment.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive company, or diverting any business of the Company to a competitive company, in each case for a period of 12 months following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason, except, in each case, Mr. Schoenberger may report possible violations of federal law or regulations and make disclosures protected under whistleblower provisions of federal law or regulations.

COMPENSATION OF DIRECTORS

The following table shows the compensation received by the members of the Board in 2017.

DIRECTORS’ COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value & Non-qualified Deferred Compensation Earnings (4) ($)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert V. Antonucci (6)	69,500	59,975	—	—	—	430	129,905
David P. Brownell (7)	76,000	59,975	—	—	—	430	136,405
Lisa Crutchfield (8)	73,750	59,975	—	—	—	430	134,155
Albert H. Elfner, III (9)	79,000	59,975	—	—	—	430	139,405
Edward F. Godfrey (10)	74,000	59,975	—	—	—	430	134,405
Michael B. Green (11)	74,500	59,975	—	—	—	430	134,905
Eben S. Moulton (12)	76,000	59,975	—	—	—	430	136,405
M. Brian O’Shaughnessy (13)	71,000	59,975	—	—	—	430	131,405
Robert G. Schoenberger (14)	—	—	—	—	—	—	—
Sarah P. Voll (15)	68,000	59,944	—	—	—	432	128,376
David A. Whiteley (16)	71,000	59,975	—	—	—	430	131,405

NOTES:

(1)	With the exception of Mr. Schoenberger, no member of the Board had any unvested stock awards or unexercised option awards outstanding as of December 31, 2017. Mr. Schoenberger’s unvested stock awards are reflected in the Outstanding Equity Awards at Fiscal Year End Table, which is in the section entitled Compensation—Compensation of Named Executive Officers.

(2)	Stock awards are the stock-based component of the annual retainer for Board service. The amount reflected is the weighted average cash equivalent value of 1,199 shares of common stock or 1,194 RSUs, as elected by each Director, which is the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. RSUs are granted to the Directors who have elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board.

(3)	Members of the Board do not receive option awards and, with the exception of Mr. Schoenberger, did not participate in any non-equity incentive compensation plans. Mr. Schoenberger’s non-equity compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation—Compensation of Named Executive Officers.

(4)	With the exception of Mr. Schoenberger, members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. Mr. Schoenberger’s change in pension value is reflected in the Summary Compensation Table, which is in the section entitled Compensation—Compensation of Named Executive Officers. The Company does not have a nonqualified deferred compensation plan.

(5)	All other compensation includes dividends paid in 2017 on common stock, or dividend equivalents paid in 2017 on RSUs, in connection with the stock-based component of the annual retainer for Board service in 2017.

(6)	Dr. Antonucci’s stock award consists of 1,194 RSUs.

(7)	Mr. Brownell’s stock award consists of 1,194 RSUs.

(8)	Ms. Crutchfield’s stock award consists of 1,194 RSUs.

(9)	Mr. Elfner’s stock award consists of 1,194 RSUs.

(10)	Mr. Godfrey’s stock award consists of 1,194 RSUs.

(11)	Mr. Green’s stock award consists of 1,194 RSUs.

(12)	Mr. Moulton’s stock award consists of 1,194 RSUs.

(13)	Mr. O’Shaughnessy’s stock award consists of 1,194 RSUs.

(14)	As chairman of the Board, CEO and president of the Company, Mr. Schoenberger receives no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation—Compensation of Named Executive Officers.

(15)	Dr. Voll’s stock award consists of 1,199 shares of common stock.

(16)	Mr. Whiteley’s stock award consists of 1,194 RSUs.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill level required of members of the Board, is considered. All matters concerning Directors’ compensation are subject to approval by the full Board upon the recommendation of the Nominating and Governance Committee.

The stock portion of the Directors’ annual retainer may be paid in shares of common stock or in RSUs at the Director’s election.

The Director shall have no rights of a shareholder of the Company with respect to the RSUs or the Shares underlying the RSUs, including the right to vote the RSUs or the underlying shares, or to receive dividends. However, the Director may be entitled to receive dividend equivalents, which will be converted to additional RSUs at the time of settlement.

In October 2016, the Nominating and Governance Committee reviewed Directors’ compensation for the 2017 compensation year using compensation information data that, at the Committee’s request, was prepared by management using Main Data Group’s Snapshot Data executive compensation benchmarking software platform. The data provided included information regarding the 25th percentile of Unitil’s 2016 compensation peer group. Consistent with the Committee’s guideline, the 25th percentile of Unitil’s compensation peer group was targeted as a benchmark for Directors’ compensation, including the stock-based component thereof. The Directors’ compensation research information showed that annual Directors’ compensation was below the 25th percentile of Unitil’s peer group. Based on the information provided, the Committee recommended an increase in the cash component of Directors’ annual compensation to $65,000, and an increase in the stock-based component of Directors’ compensation to $60,000 for each member of the Board who is not an officer of Unitil or any of its subsidiaries, effective January 1, 2017 for the 2017 compensation year. This recommendation was approved by the Board on January 25, 2017.

In October 2017, the Nominating and Governance Committee reviewed Directors’ compensation for the 2018 compensation year using compensation information data that, at the committee’s request, was prepared by management using Main Data Group’s Snapshot Data executive compensation benchmarking software platform. Consistent with the Committee’s guideline, the 25th percentile of Unitil’s compensation peer group was again targeted as a benchmark for Directors’ compensation, including the stock-based component thereof. Based on the information provided, the Committee determined that Directors’ annual compensation was within the 25th percentile of the peer group, and therefore concluded that the current

PARAMETERS OF RESTRICTEO STOCK UNITS 100% vested when granted; generally will be settled by payment to the Director as soon as practicable following the Director’s separation from service to the Company; upon settlement, will be paid as (i) 70% of the shares of the Company’s common stock underlying the RSUs and (ii) cash in an amount equal to the fair market value of 30% of the shares of the Company’s common stock underlying the RSUs; and may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered by a Director prior to settlement.

compensation structure previously approved by the Board and in place for the 2017 compensation year remained reasonable and sufficient to attract high-quality new Board members, and no change to Directors’ compensation was recommended for the 2018 compensation year.

In 2017, members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual cash retainer fee of $65,000, which was paid in quarterly installments. In addition, non-chair members of the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee (the “Committees”) received an annual cash retainer fee of $3,000, also paid quarterly. The chairs of the Committees each received an annual cash retainer fee of $8,000, paid quarterly. In 2017, the stock-based compensation component was $60,000 for each such member of the Board. For members of the Board who elected to receive common stock as the stock-based component of the annual retainer, $60,000 for each applicable Board member was used to purchase the equivalent number of shares, rounded up to the nearest whole share, of Unitil common stock on the open market on October 2, 2017, as approved by the Board. For members of the Board who elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer, the number of RSUs to provide to each applicable Board member was calculated by dividing $60,000 by the closing market price of Unitil common stock on October 2, 2017, rounded up to the nearest whole share, pursuant to the terms and conditions of the Stock Plan, and as approved by the Board.

Directors who served on the Pension Committee received a meeting fee of $1,000 for each meeting attended. No retainer fee was paid to the members of the Pension Committee, which is not one of the standing committees of the Board. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy, and no separate meeting fees are paid for regularly-scheduled Board meetings or standing committee meetings, or any meeting of the Fitchburg, Granite, Northern, or Unitil Energy boards of directors. Directors also receive a meeting fee of $2,000 for each special meeting attended in person. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any Committee upon which they served.

PROPOSAL 1: ELECTION OF DIRECTOR

Proposal 1 is asking shareholders to elect one Director for a three-year term.

Article III of Unitil’s Bylaws and Article 7 of the Articles of Incorporation provide for a Board of between nine and fifteen Directors divided into three classes, and that the number of Directors shall be determined by the Board, which has set the current number at 11. On March 1, 2018, the Board approved that effective as of April 25, 2018, the number of Directors will decrease to 10. The Bylaws further provide that the terms of the three classes of Directors shall be arranged so that the term of office of only one class expires in each year, at which time Directors of that class are elected for a term of three years.

Voting Recommendation

The Board believes that the Director nominee standing for election possesses the desired qualifications, attributes, skills and experiences to contribute to an effective and well-functioning Board, and further, that the Director nominee possess the necessary qualifications to effectively oversee the business and the long-term interests of shareholders. The Board recommends that shareholders vote FOR the election the Director nominee listed below.

INFORMATION ABOUT THE NOMINEE FOR DIRECTOR

Mr. Meissner is standing for election to the Board this year upon the recommendation of the members of the Nominating and Governance Committee and the approval of the Board. Except as otherwise noted, the nominee has held his present position (or another executive position with the same employer) for more than the past ten years. The nominee is free of involvement in any Related Person Transaction. If elected, the nominee will hold office until the 2021 annual meeting of shareholders and until his successor is elected and qualified.

Proxies will be voted for the Director nominee listed below unless instructed otherwise. The Company has no reason to believe that the nominee will be unable or unwilling to serve if elected. However, if the nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors. The nominee has consented to being named in this proxy statement and to serve if elected.

Thomas P. Meissner, Jr.

Mr. Meissner was appointed by the Board to the position of Chairman of the Board, Chief Executive Officer and President of Unitil on March 1, 2018, effective as of April 25, 2018. Currently, Mr. Meissner holds the position of senior vice president and chief operating officer of the Company since 2005. Mr. Meissner also served as Unitil’s senior vice president of operations from 2003 through 2005, and as director of engineering from 1998 until 2003. Mr. Meissner began his career with Unitil in 1994. Prior to joining Unitil, he held a number of engineering and operations positions at Public Service Company of New Hampshire, a predecessor company of Eversource Energy, a multi-state gas and electric utility headquartered in Hartford, Connecticut and Boston, Massachusetts. Mr. Meissner is a registered Professional Engineer in the state of New Hampshire, and also serves as a director of the Northeast Gas Association since 2010.

Director Since: — Age: 55 Board Committees: None Other Public Company Boards: None

Individual Qualifications

Unitil’s current senior vice president and chief operating officer since 2005, and effective as of April 25, 2018, Unitil’s chairman of the board, chief executive officer and president; 34 years of utility industry experience and expertise; significant utility operating expertise; regulated industry expertise; registered Professional Engineer; proven leadership experience

INFORMATION ABOUT DIRECTORS WITH CONTINUING TERMS OF OFFICE

The Directors listed below were elected by shareholders in either 2016 or 2017 for terms of three years, respectively.

Robert V. Antonucci

Dr. Antonucci retired from Fitchburg State University (“FSU”) in Fitchburg, Massachusetts in June 2015, where he served as president since 2003. Post retirement, Dr. Antonucci was named president-emeritus of FSU. Prior to his employment with FSU, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci also serves as a director of the Reliant Medical Group, the chair of the board of the National Graduate School, and a director of the Falmouth Road Race, Inc.

Director Since: 2004 Age: 72 End of Current Term: 2020 Board Committees: Audit; Compensation Other Public Company Boards: None
Individual Qualifications Business and education industry expertise; community and public policy insight; Audit Committee financial expert; proven leadership experience; tenure on the Board

David P. Brownell

Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell also currently serves on the board of Riverwoods of Exeter (a continuous care retirement community), Exeter, New Hampshire. Mr. Brownell is a former member of the board of the University of New Hampshire (“UNH”) Foundation. Mr. Brownell was also interim president of the UNH Foundation, former vice chairman of the board of the UNH Foundation, former volunteer board president of the United Way of the Greater Seacoast (New Hampshire), former vice chairman of the board of Exeter Health Resources and a former board member of the New Hampshire Junior Achievement Advisory Council.

Director Since: 2001 Age: 74 End of Current Term: 2020 Board Committees: Compensation; Nominating and Governance (chair) Other Public Company Boards: None
Individual Qualifications Multinational business experience; investor relations and marketing expertise; proven leadership experience; tenure on the Board

Lisa Crutchfield

Ms. Crutchfield is the managing principal for Hudson Strategic Advisors LLC, (“Hudson”) an economic analysis and strategic advisory firm to energy companies, financial services companies, and government agencies. Prior to leading Hudson, she served as executive vice president of regulation and pricing for National Grid USA (“National Grid”), an international electric and gas company in Waltham, Massachusetts, from November 2008 to July 2011. Prior to joining National Grid, Ms. Crutchfield served as senior vice president for regulatory and external affairs for PECO Energy Company, an Exelon Corporation company, located in Philadelphia, Pennsylvania from 2003 until October 2008, and vice president of energy policy and strategy for Duke Energy Corporation in Charlotte, North Carolina from 1997 until 2000. Ms. Crutchfield also served as Vice Chairman of the Pennsylvania Public Utilities Commission from 1993 until 1997. Ms. Crutchfield also serves on the boards of directors of Fulton Financial Corporation located in Lancaster, Pennsylvania and Main Street America Group located in Jacksonville, Florida.

Director Since: 2012 Age: 54 End of Current Term: 2019 Board Committees: Compensation (chair); Nominating and Governance Other Public Company Boards: Fulton Financial Corporation

Individual Qualifications

Utility industry experience; utility regulation strategy expertise; former vice chair—Pennsylvania Public Utility Commission; utility regulation policy and market economics insight; proven leadership

Albert H. Elfner, III

Mr. Elfner was the chairman of Evergreen Investment Management Company, Boston, Massachusetts, from 1994 until 1999 and its chief executive officer from 1995 until 1999. Prior to 1994, Mr. Elfner held various senior management positions at Keystone Investments, Incorporated, Boston, Massachusetts. Mr. Elfner also currently serves as a director and member of the executive committee of Main Street America Insurance Company (“Main Street”) located in Jacksonville, Florida, as well as chairman of the Main Street audit committee. Mr. Elfner is also a Chartered Financial Analyst.

Director Since: 1999 Age: 73 End of Current Term: 2020 Board Committees: Executive (chair); Nominating and Governance Other Public Company Boards: None
Individual Qualifications Chartered financial analyst; financial industry expertise; proven leadership; corporate governance expertise; tenure on the Board

Edward F. Godfrey

Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Director Since: 2002 Age: 68 End of Current Term: 2019 Board Committees: Audit; Executive Other Public Company Boards: None
Individual Qualifications Financial expertise; financial industry experience; Audit Committee financial expert; proven leadership; tenure on the Board

Michael B. Green

Mr. Green served as the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, from 1992 until his retirement in January 2014. In addition, Mr. Green currently serves as a director of Concord General Mutual Insurance Company, Concord, New Hampshire; a trustee of New Hampshire Mutual Bancorp including membership on the investment and compensation committees, Concord, New Hampshire; and as vice chairman of Merrimack County Savings Bank, Concord, New Hampshire, including membership on the investment and audit committees. Mr. Green formerly served on the board of the Foundation for Healthy Communities, Concord, New Hampshire.

Director Since: 2001 Age: 68 End of Current Term: 2020 Board Committees: Audit (chair); Executive Other Public Company Boards: None
Individual Qualifications Business and healthcare industry expertise; Audit Committee financial expert; proven leadership experience; tenure on the Board

Eben S. Moulton

Mr. Moulton has been the managing partner of Seacoast Capital Corporation (a private investment company), located in Danvers, Massachusetts, since 1995. Mr. Moulton also serves as a director of several private companies.

Director Since: 2000 Age: 71 End of Current Term: 2019 Board Committees: Compensation; Executive Other Public Company Boards: None
Individual Qualifications Business, financial and energy industry expertise; proven leadership; tenure on the Board

M. Brian O’Shaughnessy

Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1989. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the board of directors of the International Copper Association, two manufacturing associations in New York State regarding energy-related issues, and the Coalition for a Prosperous America (“CPA”). Mr. O’Shaughnessy is the chief co-chair of CPA.

Director Since: 1998 Age: 75 End of Current Term: 2020 Board Committees: Executive; Nominating and Governance Other Public Company Boards: None
Individual Qualifications Manufacturing, mining and energy industry expertise; proven leadership experience; business and public policy insight; tenure on the Board

David A. Whiteley

Mr. Whiteley has been the owner of Whiteley BPS Planning Ventures LLC, St. Louis, Missouri, a private consulting firm specializing in utility planning, operations, and management, since 2009. He has also served as the executive director of the Eastern Interconnection Planning Collaborative since 2011. Mr. Whiteley served as an executive vice-president of the North American Electric Reliability Corporation from 2007 to 2009. Prior to that, Mr. Whiteley served as senior vice president—Energy Delivery Services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri from 2005 to 2007 and as senior vice president—Energy Delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. Mr. Whiteley is a registered professional engineer in the states of Missouri and Illinois.

Director Since: 2012 Age: 61 End of Current Term: 2019 Board Committees: Audit; Nominating and Governance Other Public Company Boards: None

Individual Qualifications

Utility industry experience; utility operations and energy delivery expertise; Registered Professional Engineer; electric utility reliability standards public policy insight; proven leadership experience

PROPOSAL 2: RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Proposal 2, as a matter of good corporate governance, is asking shareholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm.

Voting Recommendation

The Board and the Audit Committee believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is in the best interests of the Company and its shareholders. The Board and the Audit Committee recommend that shareholders vote FOR the ratification of the selection and appointment of Deloitte & Touche LLP.

INFORMATION ABOUT THE RATIFICATION OF DELOITTE & TOUCHE LLP

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), which has served as the Company’s independent registered public accounting firm since 2014, as the independent registered public accounting firm to perform annual audit and quarterly review services for fiscal year 2018. Although shareholder approval is not required for the appointment of Deloitte, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of Deloitte. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal 3 is asking shareholders to cast a non-binding advisory vote to approve the compensation of the Named Executive Officers.

Voting Recommendation

In deciding how to vote on this proposal, the Board and the Compensation Committee encourage shareholders to read the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. The Board recommends an advisory vote FOR the approval of the compensation of the Company’s Named Executive Officers.

INFORMATION ABOUT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a), shareholders are being asked to approve the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. This proposal, commonly known as a “say-on-pay” vote, gives shareholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

As discussed in the section entitled Compensation—Compensation Discussion and Analysis, Unitil’s executive compensation programs are designed to attract, retain and motivate executives who are critical to the Company’s long-term growth and profitability. Under these programs, the Company’s executives are incentivized to achieve specific Company performance goals established by the Compensation Committee, without encouraging undue or unreasonable risk-taking. The Compensation Committee reviews the executive compensation programs regularly to ensure executive compensation is aligned with the interests of shareholders, as well as with current market practices. Please see the Compensation Discussion and Analysis and the Compensation of Named Executive Officers sections for information about executive compensation programs, including information about the fiscal year 2017 compensation of the Named Executive Officers.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis and the Compensation of Named Executive Officers sections of this proxy statement) is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, the Compensation Committee, or the Board. However, the Board, as well as the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders, and will consider the outcome of the vote when making future decisions regarding executive compensation.

OTHER MATTERS

The Board and management do not intend to bring before the Annual Meeting any matters other than those described above and know of no other matters that may properly come before the Annual Meeting or other matters incident to the conduct of the meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented in accordance with their judgment on such matter. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy or the submission of a proxy via the Internet.

Announcement of Voting Results

The Company will announce the preliminary voting results at the 2018 Annual Meeting, and will report the final results in a Current Report on Form 8-K filed with the SEC, which will also be available in the Investor Relations section of the Company’s website at www.unitil.com/investors. The Company has retained Computershare Investor Services as the independent tabulator to receive and tabulate the proxies, and as independent inspector of election to certify the results.

Information Incorporated By Reference

The Company has made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Audit Committee Report shall not be incorporated by reference into any such filings.

SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for Unitil’s 2019 annual meeting of shareholders must be received by Unitil at its corporate headquarters by November 19, 2018.

Unitil’s Bylaws provide that any proposal or Director nomination submitted by a shareholder of Unitil for consideration at Unitil’s 2019 annual meeting of shareholders must be received by Unitil at its corporate headquarters not earlier than December 26, 2018 and not later than January 30, 2019. However, if the date of Unitil’s 2019 annual meeting of shareholders is not within 30 days of April 25, 2019, then the proposal or Director nomination must be received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of Unitil’s 2019 annual meeting of shareholders was mailed and (ii) the day on which public disclosure of the date of Unitil’s 2019 annual meeting of shareholders was made. The proposal or Director nomination also must comply with the other requirements set forth in the Company’s Bylaws.

SOLICITATION OF PROXIES

The Company anticipates first mailing definitive copies of this proxy statement on or about March 19, 2018. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2018 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Street Name Holders, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material.

Unitil has also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention at an estimated fee of $15,000 plus reasonable out-of-pocket expenses, of which approximately $10,000 has been incurred as of the date hereof. Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

COMPANY DOCUMENTS & INFORMATION

Unitil will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board Committee Charters or Code of Ethics to any shareholder or other interested party requesting a copy.

The 2017 Annual Report on Form 10-K (“2017 Form 10-K”) includes our financial statements for the year ended December 31, 2017. We have furnished the 2017 Form 10-K to all shareholders. The Form 10-K does not form any part of the material for the solicitation of proxies. Unitil will furnish without charge to any shareholder or other interested party a copy of its 2017 Form 10-K.

All requests for Company documents should be directed to the Office of the Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com; or by calling toll free 800-999-6501.

We invite you to visit our website www.unitil.com for more information about the Company, our people, technologies, community involvement, as well as for detailed and historical financial information, and additional information on the Company’s governance and leadership.

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., ET, on April 25, 2018.

Vote by Internet • Go to www.investorvote.com/UTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR the nominee in Proposal 1, and FOR Proposals 2 and 3.

+

1.	Election of Director:	For	Withhold

	01 - Thomas P. Meissner, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2018.	☐	☐	☐	3.	Advisory vote on the approval of Executive Compensation.	☐	☐	☐

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR the nominee in Proposal 1, and FOR Proposals 2 and 3.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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02S94B

Unitil Corporation

2018 Annual Meeting of Shareholders

Wednesday, April 25, 2018 at 11:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Your proxy must be submitted either in writing on the attached card or via the Internet prior to the Annual Meeting of Shareholders on April 25, 2018, unless you plan to vote in person at the meeting. Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and THOMAS P. MEISSNER, JR., and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Wednesday, April 25, 2018, at 11:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters and in accordance with the instructions set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted in accordance with the instructions given on the reverse side hereof. If no instructions are given, the proxies named herein will have authority to vote FOR the nominee in Proposal 1, and FOR Proposals 2 and 3.

Notice to Participants of the Unitil Corporation Tax Deferred Savings and Investment Plan:

The enclosed proxy material pertains to securities that are held by the plan trustee in your retirement account but are not registered in your name. Such securities can be voted only by the plan trustee as holder of record. This proxy card will be used to provide voting instructions to the plan trustee for any shares of Company common stock held for your benefit in the plan. The plan trustee shall vote your securities in accordance with your instructions. The plan trustee will vote shares allocated to the plan participants’ accounts for which it has not received instructions and any shares that have not been allocated to plan participants’ accounts in the same percentage as shares for which voting instructions are received from other plan participants.

IF YOU HAVE NOT VOTED VIA THE INTERNET, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.